UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Service Corporation International
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Service Corporation International

Proxy Statement and 2015 Annual Meeting Notice

2015 Annual Meeting

Date: Wednesday, May 13, 2015
Time: 9:00 a.m. Central Time
Place: Conference Center, Heritage I and II
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548 April 1, 2015

Dear Shareholder,
As an owner of shares of Service Corporation International, please accept my invitation to attend the Company's Annual Meeting of Shareholders. It is scheduled for Wednesday, May 13, 2015, at 9:00 a.m. Central Time in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas.
On behalf of the Board of Directors and all associates of the Company, we appreciate your continuing support. I look forward to greeting in person all shareholders who are able to join us at our Annual Meeting.
Sincerely,

R. L. Waltrip
Chairman of the Board

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 13, 2015

To Our Shareholders:
The Annual Meeting of Shareholders of Service Corporation International (“SCI” or the “Company”) will be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Central Time on May 13, 2015 for the following purposes:

1.	To elect five nominees to the Board of Directors (the “Board”).

2.	To approve the appointment of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2015 fiscal year.

3.	To approve, on an advisory basis, the named executive officer compensation.

4.	To approve a proposal to declassify the Board of Directors.

5.	Consideration of one shareholder proposal, if presented.
The Company will also transact such other business that may properly come before the meeting. Only shareholders of record at the close of business on March 16, 2015 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding shares entitled to vote is required for a quorum.
It is important that your shares are represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting in person, please vote your shares at your earliest convenience in order to ensure a quorum at the meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors,

Gregory T. Sangalis
Senior Vice President, General Counsel and Secretary
Houston, Texas
April 1, 2015

The Service Corporation International 2015 Proxy Statement Summary

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

2015 Annual Meeting Information	Items of Business
Date: Wednesday, May 13, 2015

Time: 9:00 a.m., Central Time

Location: Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019

Record Date: March 16, 2015

Admission: To attend the Meeting in person, you will need proof of your share ownership and valid picture identification.

	Proposal	Board Recommendation	Page Number
	1. Election of 5 directors	For	6
	2. Approval of appointment of Pricewaterhouse Coopers LLP, our independent registered public accounting firm, for 2015	For	59
	3. “Say-on-Pay” advisory vote to approve executive compensation	For	60
	4. Proposal to declassify the Board of Directors	For	61
	5. Shareholder proposal regarding a senior executive stock retention requirement	Against	62
Fiscal 2014 Highlights
The Company delivered outstanding financial results in 2014, including the following:
• Returned $313 million to shareholders through a combination of dividends and share repurchases.
• Increased diluted earnings per share from continuing operations excluding special items by 21% to $1.11.(1)
• Increased the dividend rate 29% in 2014 in recognition of our financial strength.
• Increased the SCI stock price by 25% to $22.70 per share at year end.
_______________
(1) Diluted earnings per share from continuing operations excluding special items is a non-GAAP financial measure. A reconciliation to diluted earnings per share computed in accordance with GAAP is set forth on Annex A to this Proxy Statement.

Compensation Program Highlights
Compensation Philosophy
Our compensation philosophy as implemented through the Compensation Committee is to align executive compensation with the performance of the Company and the individual.
We pay for performance:
• A significant portion of our 2014 named executive officers’ (“NEOs”) compensation was performance-based:
• Approximately 82% for our CEO
• Approximately 76% for our other NEOs

We seek to mitigate compensation-related risk through a variety of vehicles:
• Stock ownership and retention guidelines for executive officers
• Annual compensation risk assessment
• Compensation recoupment or claw-back policy applicable to all executive officers
• Anti-hedging and anti-pledging policies applicable to all officers and directors

The Service Corporation International 2015 Proxy Statement Summary

Our Corporate Policies Reflect Best Practices:
• Majority voting standard in director elections
• Independent lead director
• 73% of directors and 100% of Audit, Compensation and Nominating and Corporate Governance committee members are independent
• Independent directors meet without management
• Anti-hedging and anti-pledging policies applicable to all officers and directors

• No shareholder rights plan or “poison pill”
• Stock ownership and retention guidelines for directors and executive officers
• Shareholder ability to call special meetings
• Board orientation and education program
• Management succession policy set forth in Corporate Governance Guidelines
• Annual Board and committee self-evaluations

Director Nominees			Board Committee Composition
Name	Independent	Qualifications	Audit	Compen-sation	Nom. & Corp. Gov.	Invest-ment
Ellen Ochoa	✓	Director, NASA's Johnson Space Center		*		*
R. L. Waltrip		Chairman of the Board, Service Corporation International
Anthony L. Coelho	✓	Former Majority Whip of the U. S. House of Representatives		✓ *	✓ *
Marcus A. Watts	✓	President, The Friedkin Group		✓ *	✓ *
Edward E. Williams	✓	Professor Emeritus, Rice University, and Doctorate in Finance, Accounting and Economics			✓ *	✓ *
Continuing Directors
Thomas L. Ryan		Chief Executive Officer and President, Service Corporation International
Alan R. Buckwalter	✓	Former Chairman of J.P. Morgan Chase Bank, South Region	✓ *	✓ *
Malcolm Gillis	✓	University Professor, Doctorate in Economics and former President of Rice University	✓ *			✓ *
Victor L. Lund	✓	Former Chairman and CEO of American Stores Company	✓ *		✓ *
John W. Mecom, Jr.	✓	Independent businessman who bought, developed, managed and sold a variety of real estate and other business interests		✓ *		✓ *
Clifton H. Morris, Jr.	✓	Former Chairman and CEO of AmeriCredit Corp.	✓ *		✓ *
W. Blair Waltrip		Independent Consultant, Family and Trust Investments, and former senior executive of the Company				✓ *
Current committee assignments are reflected by (✓); anticipated committee assignments following the Meeting, subject to the election of the 5 director nominees listed above, are reflected by (*).

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

PROXY STATEMENT

Proxy Voting: Questions & Answers

Q:	Who is entitled to vote?
A: Shareholders of record who held common stock of SCI at the close of business on March 16, 2015 are entitled to vote at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 204,607,913 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q: What are shareholders being asked to vote on?
A: Shareholders are being asked to vote on the following items at the Annual Meeting:

1.	Election of five nominees to the Board of Directors.

2.	Approval of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2015 fiscal year.

3.	Consideration of an advisory vote to approve named executive officer compensation.

4.	Approval of a proposal to declassify the Board of Directors.

5.	Consideration of one shareholder proposal, if presented.
The Company will also transact such other business as may properly come before the meeting. Except for item "4" above, the affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals. For item "4" above, the affirmative vote of shareholders holding at least four-fifths (80%) of the Company's issued and outstanding common stock is required to approve the proposal to declassify the Board of Directors.
Q: How do I vote my shares?
A: You can vote your shares using one of the following methods:

•	Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card.

•	Vote by telephone using the toll-free number shown on the proxy or voting instruction card.

•	Complete, sign and return a written proxy card in the pre-stamped envelope provided.

•	Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 12, 2015.

Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Q: What if I want to vote in person at the Annual Meeting?
A: The Notice of Annual Meeting of Shareholders provides details of the date, time and place of the Annual Meeting, if you wish to vote in person. To attend the Annual Meeting in person, you will need proof of your share ownership and valid picture identification.
Q: How does the Board of Directors recommend voting?
A: The Board of Directors recommends voting:

•	FOR each of the five nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Election of Directors”.

•	FOR approval of PricewaterhouseCoopers LLP as SCI's independent registered public accounting firm for the 2015 fiscal year.

•	FOR approval, on an advisory basis, of named executive officer compensation.

•	FOR approval of the proposal to declassify the Board of Directors.

•	AGAINST the shareholder proposal, if presented.
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.
Q: If I give my proxy, how will my stock be voted on other business brought up at the Annual Meeting?
A: By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q: Why is it important to vote via the internet or telephone, or send in my proxy card so that it is received on or before May 12, 2015?
A: The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 16, 2015 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.
Q: Can I revoke my proxy once I have given it?
A: Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Gregory T. Sangalis. Alternatively, you can attend the Annual Meeting, revoke your proxy in person, and vote at the meeting itself.
Q: How will the votes be counted?
A:  Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for approval of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, (iii) for approval on an advisory basis of named executive officer compensation, (iv) for approval of the proposal to declassify the Board of Directors, and (v) against the shareholder proposal. Holders of SCI common stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as directors. Shareholders do not have the right to cumulate votes in the election of directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of directors, as shares for which voting power has been withheld.
Q: What if my SCI shares are held through a bank or broker?
A:  If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for approval of Pricewaterhouse Coopers LLP as SCI's independent registered public accounting firm for the 2015 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q: How does a shareholder or interested party communicate with the Board of Directors, committees or individual directors?
A:  Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management directors as a group or any director, by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management directors or such individual director or directors, c/o Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q: What is the Company's Web address?
A:  The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.

•	Bylaws of SCI

•	Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

•	Corporate Governance Guidelines

•	Principles of Conduct and Ethics for the Board of Directors

•	Code of Conduct and Ethics for Officers and Employees
Q: How can I obtain a copy of the Annual Report on Form 10-K?
A: A copy of SCI's 2014 Annual Report on Form 10-K is furnished with this proxy statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.
This Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card are furnished to shareholders beginning on or about April 1, 2015.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors consists of eleven members and is divided into three classes, each with a staggered term of three years. At this year's Annual Meeting, shareholders will be asked to elect five directors to the Board, which will increase the Board to twelve members. One nominee will be elected for a one-year term expiring in 2016 and four will be elected for three-year terms expiring in 2018. Set forth below are profiles for each of the five candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year's Annual Meeting. Directors are elected by a majority of votes cast.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOLLOWING NOMINEES.

Ellen Ochoa
Age: 56	Director Since: New Nominee	Term Expires: 2016

Dr. Ochoa is the Director of NASA’s Johnson Space Center, a position she has held since 2013. Prior thereto since 1990, Dr. Ochoa has served NASA as a manager, astronaut and engineer. Earlier in her career, she researched optical systems for performing information processing at Sandia National Laboratories. Dr. Ochoa holds a Master of Science Degree and Doctorate in Electrical Engineering from Stanford University and a Bachelor of Science Degree in Physics from San Diego State University. Dr. Ochoa has received numerous awards and honors, including the Harvard Foundation Science Award, Women in Aerospace Outstanding Award, the Hispanic Engineer Albert Baez Award for Outstanding Technical Contribution to Humanity, the Hispanic Heritage Leadership Award, and San Diego State University Alumna of the Year. Dr. Ochoa is a member of the Optical Society of America, the American Institute of Aeronautics and Astronautics, and Phi Beta Kappa and Sigma Xi honor societies. She currently serves on the Board of Directors of the Federal Reserve Bank of Dallas (Houston Branch). She would serve on SCI’s Board in her personal capacity. The Board of Directors believes that Dr. Ochoa should serve as a Director because of her executive, management and leadership experience as described above.

SCI Common Shares Beneficially Owned: None Other Directorships in Last Five Years: None

R. L. Waltrip
Age: 84	Director Since: 1962	Term Expires: 2018

Mr. Waltrip is the founder and Chairman of the Board of SCI. He has provided invaluable leadership to the Company for over 50 years. A licensed funeral director, Mr. Waltrip grew up in his family's funeral business and assumed management of the firm in the 1950s. He began buying additional funeral homes in the 1960s and achieved significant cost efficiencies through the “cluster” strategy of sharing pooled resources among numerous locations. At the end of 2014, the network he began had grown to include more than 2,000 funeral service locations and cemeteries. Mr. Waltrip took SCI public in 1969. Mr. Waltrip holds a bachelor's degree in business administration from the University of Houston. The Board of Directors believes that Mr. Waltrip should serve as a Director because he is the most recognized icon in the industry and, as the founder of the Company, he provides invaluable and unique leadership and vision for the future success of the Company, and because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned (1): 2,339,456 (2) Other Directorships in Last Five Years: None

Anthony L. Coelho
Age: 72	Director Since: 1991	Term Expires: 2018

Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989 and served as Majority Whip from 1987 to 1989. After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Financial Services. From October 1995 to September 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho also served as Chairman of the President's Committee on Employment of People with Disabilities from 1994 to 2001. He previously served as Chairman of the Board of the Epilepsy Foundation. The Board of Directors believes that Mr. Coelho should serve as a Director because of his political acumen and contacts as well as his executive, financial and business experience as described above.

SCI Common Shares Beneficially Owned (1): 57,086 Other Directorships in Last Five Years: Warren Resources, Inc.

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2)  Includes 579,666 shares which may be acquired by Mr. R. L. Waltrip upon exercise of stock options exercisable within 60 days of March 16, 2015.

Marcus A. Watts
Age: 56	Director Since: 2012	Term Expires: 2018

Effective January 1, 2011 Mr. Watts joined The Friedkin Group as President. The Friedkin Group serves as an umbrella company overseeing various business interests that are principally automotive related, including Gulf States Toyota, Inc., a wholesale distributor of Toyota vehicles and products. Prior to joining The Friedkin Group, Mr. Watts was Vice Chairman and Managing Partner-Houston of the 700-attorney law firm of Locke Lord LLP, with over 26 years of experience in corporate and securities law, governance and related matters. Mr. Watts served on the Board of Complete Production Services, Inc. from March 2007 until February 2012, at which time Complete Production Services, Inc. was acquired by Superior Energy Services. Mr. Watts currently serves on the board of a private real estate company, Highland Resources, Inc., and various civic and community boards including the Federal Reserve Bank of Dallas (Houston Branch), The Salvation Army of Greater Houston Advisory Board, United Way of Greater Houston and the YMCA of Greater Houston. The Board of Directors believes that Mr. Watts should serve as a Director because of his legal expertise as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned (1): 46,600 Other Directorships in Last Five Years: Complete Production Services, Inc.

Edward E. Williams
Age: 69	Director Since: 1991	Term Expires: 2018

Dr. Williams is Professor Emeritus at Rice University where he has taught since 1978 until his retirement in 2014. He founded the entrepreneurship program at Rice, which has been rated in the top five both domestically and internationally for the past five years. In 2013, Rice was ranked the Number One Executive MBA entrepreneurship program in the world by the Financial Times of London. Dr. Williams organized this program in the year 2000. Dr. Williams specialized in value creation, business valuations, leveraged buyouts, acquisitions, and the consolidation of fragmented industries. He has helped former students, both as a mentor and as an investor, acquire businesses in such areas as oil field services, manufacturing and real estate. Accordingly, Dr. Williams has been ranked as the Number Two Entrepreneurship Professor in the United States by BusinessWeek. Dr. Williams holds a Ph.D. with specializations in Finance, Accounting, and Economics with degrees from the Wharton School at the University of Pennsylvania and the University of Texas at Austin. He has published twelve books and numerous articles in his areas of expertise. Dr. Williams was one of the original critics of the Efficient Market Hypothesis in research papers and books in investment analysis going back over forty years. The Board of Directors believes Dr. Williams should serve as a Director because of his academic, economic, accounting, financial, investment, and business knowledge as described above.

SCI Common Shares Beneficially Owned (1): 173,292 Other Directorships in Last Five Years: None

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

The following are profiles of the other continuing directors currently serving on the Board of SCI:

Thomas L. Ryan
Age: 49	Term Expires: 2017

Mr. Ryan was elected Chief Executive Officer of Service Corporation International in February 2005 and has served as President of SCI since July 2002. Mr. Ryan joined the Company in 1996 and served in a variety of financial management roles until November 2000, when he was asked to serve as Chief Executive Officer of European Operations based in Paris, France. In July 2002, Mr. Ryan returned to the United States where he was appointed President and Chief Operating Officer of SCI. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. He holds a bachelor's degree in business administration from the University of Texas at Austin. Mr. Ryan serves as Chairman of the Board of Trustees of the United Way of Greater Houston. Mr. Ryan also serves on the Board of Directors of the Greater Houston Partnership, the Greater Houston Community Foundation Governing Council and the University of Texas McCombs Business School Advisory Council. The Board of Directors believes that Mr. Ryan should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive, accounting and business experience as described above.

SCI Common Shares Beneficially Owned (1): 4,115,843 (2) Other Directorships in Last Five Years: Chesapeake Energy Corporation, Texas Industries, Inc. and Weingarten Realty Investors

Alan R. Buckwalter
Age: 68	Term Expires: 2016

Mr. Buckwalter retired in 2003 as Chairman of J.P. Morgan Chase Bank, South Region after a career of over 30 years in banking that involved management of corporate, commercial, capital markets, international, private banking and retail departments. He served as head of the Banking Division and Leveraged Finance Unit within the Banking and Corporate Finance Group of Chemical Bank and Chairman and CEO of Chase Bank of Texas. Mr. Buckwalter earned a Bachelor of Science degree from Fairleigh Dickinson University. Mr. Buckwalter has attended executive management programs at Harvard Business School and the Stanford Executive Program at Stanford University. He is also an avid community volunteer, serving on the Boards of Texas Medical Center, the American Red Cross (Houston chapter) and Central Houston. The Board of Directors believes that Mr. Buckwalter should serve as a Director because of his executive, banking, financial and business experience as described above.

SCI Common Shares Beneficially Owned (1): 114,287 Other Directorships in Last Five Years: Freeport-McMoRan Inc. and Plains Exploration & Production Company

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.
(2) Includes 2,863,698 shares which may be acquired by Mr. Thomas L. Ryan upon exercise of stock options exercisable within 60 days of March 16, 2015.

Malcolm Gillis
Age: 74	Director Since: 2004	Term Expires: 2017

Malcolm Gillis, Ph.D., is a University Professor and former President of Rice University, a position he held from 1993 to June 2004. He is an internationally respected academician and widely published author in the field of economics with major experience in fiscal reform and environmental policy. Dr. Gillis has taught at Harvard and Duke Universities and has held named professorships at Duke and Rice Universities. He has served as a consultant to numerous U.S. agencies and foreign governments. Additionally, he has held memberships in many national and international committees, boards, and advisory councils. He holds Bachelor's and Master's degrees from the University of Florida and a Doctorate from the University of Illinois. The Board of Directors believes that Dr. Gillis should serve as a Director because of his academic, economic, financial and business knowledge as well as his executive experience as described above.

SCI Common Shares Beneficially Owned (1): 77,117 Other Directorships in Last Five Years: AECOM Technology Corporation, Electronic Data Systems Corp., Halliburton Co. and Introgen Therapeutics, Inc.

Victor L. Lund
Age: 67	Director Since: 2000	Term Expires: 2016

From December 2006 to February 2012, Mr. Lund served as Chairman of the Board of DemandTec, Inc., a software company. From May 2002 to December 2004, Mr. Lund served as Chairman of the Board of Mariner Healthcare, Inc. From 1999 to 2002, he served as Vice Chairman of the Board of Albertsons, Inc. prior to which he had a 22-year career with American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer, Chief Financial Officer and Corporate Controller. Prior to that time, Mr. Lund was a practicing audit CPA for five years, held a CPA license and received the highest score on the CPA exam in the State of Utah in the year that he was licensed. He also holds an MBA and a BA in Accounting. Mr. Lund currently serves on the Board of Directors of Teradata Corporation, an information technology corporation. Because of his experience, the Board of Directors believes that Mr. Lund should serve as a Director because he brings executive, accounting, financial, technology and corporate governance experience.

SCI Common Shares Beneficially Owned (1): 177,625 Other Directorships in Last Five Years: Del Monte Foods Company and Teradata Corporation

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

John W. Mecom, Jr.
Age: 75	Director Since: 1983	Term Expires: 2016

Mr. Mecom has been involved in the purchase, management and sale of business interests in a variety of industries. He has owned and managed over 500,000 acres of surface and mineral interests throughout the U.S. He has been involved in the purchase, renovation, management and sale of luxury hotels in the U.S., Peru and Mexico. He purchased the New Orleans Saints NFL team in 1967 and sold his interest in 1985. He was also the principal owner of John Gardiner's Tennis Ranch until it was sold in 2011. Currently, Mr. Mecom is engaged primarily in the management of personal investments. The Board of Directors believes that Mr. Mecom should serve as a Director because of his varied executive, investment and business experience as described above.

SCI Common Shares Beneficially Owned (1): 96,000 Other Directorships in Last Five Years: None

Clifton H. Morris, Jr.
Age: 79	Director Since: 1990	Term Expires: 2017

Mr. Morris is currently the Chairman and Chief Executive Officer of JBC Funding, LLC, a corporate lending and investment firm. From May 1988 to September 2010, Mr. Morris was the Chairman of AmeriCredit Corp. (financing of automotive vehicles), previously having served as Chief Executive Officer and President of that company. Previously, he served as Chief Financial Officer of Cash America International, prior to which he owned his own public accounting firm. He is a certified public accountant with 52 years of certification, a Lifetime Member of the Texas Society of Certified Public Accountants and an Honorary Member of the American Institute of Certified Public Accountants. Mr. Morris was instrumental in the early formulation and initial public offerings of SCI, Cash America International and AmeriCredit Corp. From 1966 to 1971, he served as Vice President of treasury and other financial positions at SCI, returning to serve on the Company's Board of Directors in 1990. Mr. Morris was named 2001 Business Executive of the Year by the Fort Worth Business Hall of Fame. He is also an avid community volunteer, having served on the Community Foundation of North Texas and Fort Worth Country Day School. The Board of Directors believes that Mr. Morris should serve as a Director because of his executive, financial, investment and business experience as well as his accounting expertise as described above.

SCI Common Shares Beneficially Owned (1): 198,227 Other Directorships in Last Five Years: AmeriCredit Corp.

(1)  Details are provided in the footnotes to the tables of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

W. Blair Waltrip
Age: 60	Director Since: 1986	Term Expires: 2017

Mr. Waltrip held various positions with SCI from 1977 to 2000, including serving as Vice President of Corporate Development, Senior Vice President of Funeral Operations, Executive Vice President of SCI's real estate division, Chairman and CEO of Service Corporation International (Canada) Limited (a subsidiary taken public on The Toronto Stock Exchange) and Executive Vice President of SCI. Mr. Waltrip's experience has provided him with knowledge of almost all aspects of the Company and its industry with specific expertise in North American funeral/cemetery operations and real estate management. Since leaving SCI in 2000, Mr. Waltrip has been an independent investor, primarily engaged in overseeing family and trust investments. Mr. Waltrip is the son of SCI's founder, R. L. Waltrip. The Board of Directors believes that Mr. Waltrip should serve as a Director because of his extensive knowledge and experience related to the death care industry and the Company as well as his executive and business experience as described above.

SCI Common Shares Beneficially Owned (1): 1,701,379 Other Directorships in Last Five Years: Sanders Morris Harris Group, Inc.

(1)  Details are provided in the footnotes to the table of director and officer shareholdings listed under “Voting Securities and Principal Holders”.

Board Composition and Meetings
The Board of SCI is comprised of a majority of independent directors. The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are all comprised entirely of directors who are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations and the listing standards of the New York Stock Exchange. The Board of Directors held four meetings in 2014. Each Board member attended at least 75% of the total number of meetings of the Board and Board committees on which he served. Although the Board does not have a policy on director attendance at annual meetings, all Board members attended the Company's 2014 Annual Meeting of Shareholders.
Consideration of Director Nominees
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company's Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered, the written recommendation from a shareholder must be received by the Company's Secretary at least 120 calendar days prior to the anniversary of the date of the Company's Proxy Statement for the prior year's Annual Meeting of Shareholders.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee's own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Guidelines. Although the Guidelines do not specifically address diversity, the Committee considers diversity of experience, education, skills, background and other factors in the evaluation of prospective nominees. The Guidelines include the following:

•	the prospective nominee's integrity, character and accountability;

•	the prospective nominee's ability to provide wise and thoughtful counsel on a broad range of issues;

•	the prospective nominee's financial literacy and ability to read and understand financial statements and other indices of financial performance;

•	the prospective nominee's ability to work effectively with mature confidence as part of a team;

•	the prospective nominee's ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities; and

•	the commitment of the prospective nominee to prepare for and attend meetings and to be accessible to management and other directors.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for particular areas of expertise and the evaluations of other prospective nominees. After completing this process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. With regard to the current nominees, Dr. Ochoa was recommended as a Board nominee to the Nominating and Corporate Governance Committee by a non-management director.

Director Independence
In August 2003, the Board adopted its Corporate Governance Guidelines. The Guidelines incorporate the director independence standards of the New York Stock Exchange. The portion of the Guidelines addressing director independence is as follows:
“3.1 Board Independence
The majority of the Board of Directors of SCI will be comprised of independent directors, meaning directors who have no material relationship with SCI (either directly or as a partner, shareholder, or officer of an organization that has a material relationship with SCI). In addition, the Audit, Compensation, and Nominating and Corporate Governance Committees of SCI will be comprised entirely of independent directors.
The Nominating and Corporate Governance Committee of SCI will review the independence of SCI's directors on an ongoing basis to ensure that Board and Board committee composition is consistent with these principles and with the rules of the New York Stock Exchange and/or other applicable rules.”
Pursuant to the Guidelines, the Board undertook a review of director independence in February 2015. For this review, the Board considered the findings and recommendations of the Nominating and Corporate Governance Committee. The Board and the Committee considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Transactions” below.
As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards set forth in the Guidelines, with the exception of R. L. Waltrip, Thomas L. Ryan and W. Blair Waltrip. Messrs. R. L. Waltrip and Ryan are considered inside directors because of their employment as senior executives of the Company. Mr. W. Blair Waltrip is considered a non-independent director because he is the son of an executive officer, Mr. R. L. Waltrip. The Company believes that Dr. Ochoa, when elected, will be an independent director based upon information she furnished.
Leadership Structure
Under the current leadership structure of the Board, the offices of Chairman of the Board and Chief Executive Officer are held by two people - R.L. Waltrip and Thomas L. Ryan, respectively. Prior to 2005, the two offices were held by Mr. R.L. Waltrip. In February 2005, the Board elected Mr. Ryan as Chief Executive Officer in accordance with the Company's succession plan to transfer day-to-day operational responsibilities. The Company believes this leadership structure remains appropriate because it vests operational leadership in a dynamic and talented leader who has significant knowledge of the deathcare industry. Further, this structure retains the leadership services and vision of Mr. Waltrip, the founder of the Company and the most recognized icon in the industry, who has provided invaluable leadership to the Company for over 50 years.
Risk Oversight
The Board of Directors has assigned to the Nominating and Corporate Governance Committee the quarterly oversight responsibility for the Company's enterprise risk management function. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the Nominating and Corporate Governance Committee. The Audit Committee is responsible for oversight of major financial risks relating to the Company's accounting matters and financial reporting compliance. The Compensation Committee has oversight of the risk assessment of the Company's compensation programs. The Investment Committee has oversight of risks relating to the investment of trust funds. The Nominating and Corporate Governance Committee compiles risk assessments of the other committees and of management and periodically provides enterprise risk management reports to the Board.

Board Committees

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Audit Committee Victor L. Lund (Chair) Alan R. Buckwalter, III Malcolm Gillis Clifton H. Morris, Jr. Meetings In 2014 Seven	•
Assists the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent registered public accounting firm and the performance and effectiveness of the Company's internal audit function.

•
Reviews the annual audited financial statements with SCI management and the independent registered public accounting firm, including items noted under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and any major issues regarding accounting principles and practices. This includes a review of analysis by management and discussion with the independent registered public accounting firm of any significant financial reporting issues and judgments made by management in the preparation of the financial statements, including the effect of alternative GAAP methods.

•
Reviews SCI's quarterly financial statements with management and the independent registered public accounting firm prior to the release of quarterly earnings and the filing of quarterly reports with the SEC, including the results of the independent registered public accounting firm's reviews of the quarterly financial statements.

•
Reviews with management and the independent registered public accounting firm the effect of any major changes to SCI's accounting principles and practices, as well as the impact of any regulatory and accounting initiatives on SCI's financial statements.

•
Reviews the qualifications, independence and performance of the independent registered public accounting firm annually and recommends the appointment or re-appointment of the independent registered public accounting firm. The Audit Committee is directly responsible for the engagement, compensation and replacement, if appropriate, of the independent registered public accounting firm.

•
Meets at least quarterly with the independent registered public accounting firm without SCI management present. Reviews with the independent registered public accounting firm any audit problems or difficulties and management's responses to address these issues.

	•	Meets with SCI management at least quarterly to review any matters the Audit Committee believes should be discussed.
•
Meets with SCI management to discuss policies with respect to risk assessment and risk management and to review SCI's major financial risks and steps management has taken to monitor and control such exposures.

	•	Reviews with the Company's legal counsel any legal matters that could have a significant impact on the Company's financial statements.

Board Committees (cont'd)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Audit Committee (Cont’d)	•	In carrying out its duties, the Audit Committee engages and relies upon the advice of independent advisors.
•
Reviews and discusses summary reports of any complaints or issues, primarily from SCI's Careline, a toll-free number available to Company employees to make anonymous reports regarding infringements of ethical or professional practice by any SCI employee regarding financial matters; discusses with SCI management actions taken in response to any significant issues arising from these summaries.

•
In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee also reviews reports relative to the effectiveness of SCI's internal control over financial reporting, including obtaining and reviewing a report by the independent registered public accounting firm regarding the effectiveness of SCI's internal control over financial reporting. The Audit Committee reviews any material issues raised by the most recent assessment of the effectiveness of SCI's internal control over financial reporting and any steps taken to deal with such issues.

Board Committees (cont'd)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Nominating and Corporate Governance Committee Anthony L. Coelho (Chair) Victor L. Lund Clifton H. Morris, Jr. Marcus A. Watts Edward E. Williams Meetings In 2014 Five	•
Oversees the composition of the Board of Directors of SCI and the Board committees, including the process for identifying and recruiting new candidates for the Board, developing a re-nomination review process for current Board members and considering nominees recommended by shareholders in accordance with the bylaws

	•	Makes recommendations to the Board with respect to the nomination of candidates for Board membership and committee assignments, including the chairmanships of the Board committees.
•
Provides leadership to the Board in the development of corporate governance principles and practices, including the development of Corporate Governance Guidelines and a Code of Business Conduct and Ethics.

	•	Oversees the Company's enterprise risk management function.
•
In conjunction with the full Board, oversees CEO succession planning and reviews succession plans for other SCI executives, including the development of both short-term (emergency) and long-term CEO succession plans, and leadership development planning. Monitors progress against these plans and reports to the full Board on this issue at least annually.

	•	Develops and leads the annual Board evaluation of the performance of the CEO and presents the results of this evaluation to the full Board for discussion and approval.
	•	With outside assistance, when needed, makes recommendations to the full Board with respect to compensation for Board members.
	•	Oversees the development of orientation programs for new Board members in conjunction with SCI's Chairman.
•
Oversees continuing education sessions for SCI directors. This includes monitoring various director education courses offered by universities and other institutions, making recommendations to the Board as to which of these might be most useful to attend, and developing other education initiatives that may be practical and useful to Board members, including development of a program for Board member visits to SCI sites and facilities.

•
Oversees and implements the annual process for assessment of the performance of SCI's Board and of the Nominating and Corporate Governance Committee, and coordinates the annual performance assessment of the Board committees.

	•	Oversees and implements the individual peer review process for assessment of the performance of individual members of the Board.
	•	The Committee Chair presides at executive sessions of non-management directors held during every SCI Board meeting.

Board Committees (cont’d)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Investment Committee Edward E. Williams (Chair) Malcolm Gillis John W. Mecom, Jr. W. Blair Waltrip Meetings In 2014 Five	•
Assists the Board of Directors in fulfilling its responsibility in the oversight management of the following assets: (i) short-term investments of SCI, (ii) funds received by the Company and placed into Trust in accordance with applicable state laws related to prearranged sale of funerals, cemetery merchandise and services and perpetual care funds (“Trusts”) which are deposited with financial institutions (the “Trustees”), (iii) funds managed by SCI's primary prearranged funeral insurance providers, and (iv) funds associated with Company sponsored retirement plans,

•
Works in conjunction with the Investment Operating Committee of SCI, a committee comprised of SCI officers and other employees, which supports the Investment Committee by providing day-to-day oversight of the assets. The Investment Committee's policies are implemented through the Investment Operating Committee of SCI.

	•	Oversees the activities of the Investment Operating Committee, the Company's wholly owned registered investment advisor and the Company's wholly owned state chartered trust company.
	•	Reviews the management of the Trust funds.
	•	Reviews the performance of the Trustees.
	•	Oversight responsibility for the Company's cash investments on a short term basis.
	•	Oversight responsibility for the Company's prearranged funeral insurance portfolio.
	•	Oversight responsibility for the Company's retirement plans.
•
By law, the Trustees are ultimately responsible for all investment decisions regarding trust funds. However, the Investment Committee in conjunction with the Investment Operating Committee, the Company's wholly-owned registered investment advisor, and a consultant engaged by the Company's wholly owned investment advisor, recommends investment policies and guidelines and investment manager changes to the Trustees.

Board Committees (cont’d)

NAME OF COMMITTEE AND MEMBERS		FUNCTIONS OF THE COMMITTEE

Compensation Committee Alan R. Buckwalter, III (Chair) Anthony L. Coelho John W. Mecom, Jr. Marcus A. Watts Meetings In 2014 Five	•
Oversees the compensation program for SCI's executive officers with a view to ensuring that such program attracts, motivates and retains executive personnel and relates directly to objectives of the Company and shareholders as well as the operating performance of the Company.

•
Sets compensation for the Chairman and the CEO of SCI, and reviews and approves compensation for all other SCI executive officers, including base salaries, short and long-term incentive compensation plans and awards and certain benefits.

•
Determines appropriate individual and Company performance measures, including goals and objectives, to be used in reviewing performance for the purposes of setting compensation for the Chairman, CEO and other executive officers as well as appropriate peer group companies to review for comparative purposes with respect to compensation decisions.

	•	Approves any executive employment contracts for SCI's officers, including the Chairman and the CEO.
•
Retains, as appropriate, compensation consultants to assist the Committee in fulfilling its responsibilities. Prior to engagement, the Compensation Committee reviews and assesses the independence of the consultants, including six independence factors specified by the NYSE. The consultants report directly to the Committee, which has sole authority to approve the terms of their engagement, including their fees.

	•	Determines SCI stock ownership guidelines for officers, adjusts such guidelines if necessary and reviews at least annually officer compliance with such guidelines.
	•	Assesses the risk of the Company's compensation programs.

Executive Committee Robert L. Waltrip (Chair) Alan R. Buckwalter, III Anthony L. Coelho Victor L. Lund Thomas L. Ryan Marcus A. Watts Meetings In 2014 One	•	Has authority to exercise many of the powers of the full Board between Board meetings.
	•	Is available to meet in circumstances where it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision-making on a specific issue.

Director Compensation
The following table sets forth director compensation for 2014. The table and following discussion apply to directors who are not employees (outside directors). Employees who are directors do not receive director fees or participate in director compensation.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Alan R. Buckwalter, III	$110,500	$189,650	NA	$19,739	$320,889
Anthony L. Coelho	108,000	189,650	$10,135.00	51,587	359,372
Malcolm Gillis	101,000	189,650	NA	0	290,650
Victor L. Lund	116,500	189,650	NA	28,090	334,240
John W. Mecom, Jr.	100,000	189,650	18,892.00	0	308,542
Clifton H. Morris, Jr.	101,000	189,650	3,287.00	0	293,937
W. Blair Waltrip	91,500	189,650	NA	0	281,150
Marcus A. Watts	100,500	189,650	NA	0	290,150
Edward E. Williams	110,000	189,650	11,148.00	0	310,798
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(1)
Amounts in the Stock Awards column represent the fair market value of each award on the date of grant. Specifically, the value was calculated by multiplying (i) the average of the high and low market prices of a share of common stock of SCI on the date of the grant of the stock award, by (ii) 10,000 shares, which was the number of SCI shares per award.

(2)	Amounts in this column include any increases in the actuarial present values of benefits as discussed under “Directors' Retirement Plan” below.
(3)
Amounts in this column are discussed under “Use of Company Aircraft” below. In February 2014, the Board modified the aircraft usage policy and eliminated the personal use of aircraft for all non-employee directors.

Stock Award
Under the Amended and Restated Director Fee Plan, all outside directors receive an annual retainer of 10,000 shares of Common Stock of SCI or, at each director's option, deferred Common Stock equivalents. The award is made once a year on the date of the Annual Meeting of Shareholders and is 100% vested on the date of grant. Accordingly, each outside director received 10,000 shares of Common Stock or deferred Common Stock equivalents on May 14, 2014. The fair market value of the award is set forth in the column “Stock Awards” in the table above. For dividends pertaining to a director's deferred Common Stock equivalents, the dividends are reinvested in additional deferred Common Stock equivalents based on the fair market value of Common Stock on the dividend record date.

Stock Ownership Guidelines
In August 2003, the Board adopted Corporate Governance Guidelines which contained a policy to encourage the directors to own SCI stock. Under the guidelines presently in effect, each director's SCI stock ownership should be at least 30,000 shares of SCI common stock within five years of the director's initial election to the Board. All members of the Board are in compliance with this policy.
Cash Fees
All outside directors receive a $75,000 annual cash retainer and the Committee Chairs receive a further annual cash retainer as follows: Audit Committee Chair $15,000, Compensation Committee Chair $10,000, Investment Committee Chair $10,000 and Nominating and Corporate Governance Committee Chair $7,500. In addition to the retainers which are paid quarterly, each outside director receives a $2,000 attendance fee for each Board or Committee meeting attended. Fees for telephonic attendance at any Board or Committee meeting are 25% of the regular fee. The total cash fees for each director are set forth in the column "Fees Earned or Paid in Cash" in the table above.
Directors may elect to defer all or any of their cash fees by participating in the Executive Deferred Compensation Plan which is described hereinafter under “Certain Information with Respect to Officers and Directors - Executive Deferred Compensation Plan.” There are no Company contributions made for a director's account in the plan. The director may have deferred fees invested in the funds available under the plan. Any earnings or losses on such deferred fees are not reported in the table above.
Directors' Retirement Plan
Effective January 1, 2001, the Non-Employee Directors' Retirement Plan was amended such that only years of service prior to 2001 are considered for vesting purposes. Non-employee directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vested in 25% increments at the end of five, eight, eleven and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan). Any increases in the actuarial present values of benefits under the plan are reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table above.
Use of Company Aircraft
For 2014, the incremental cost of personal use of the Company's leased aircraft by each Director is reflected in the column “All Other Compensation” in the table above. The cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. Directors were entitled to certain hours of use of the Company's leased aircraft for personal reasons in accordance with the Company's usage policy approved by the Board of Directors. In February 2014, the Board modified the aircraft usage policy and eliminated the personal use of aircraft for all non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2014, all of whom are collectively referred to as the “Named Executive Officers”. Our Named Executive Officers for 2014 were:

•	R. L. Waltrip - Chairman of the Board

•	Thomas L. Ryan - President and Chief Executive Officer

•	Michael R. Webb - Executive Vice President and Chief Operating Officer

•	Eric D. Tanzberger - Senior Vice President Chief Financial Officer and Treasurer

•	Sumner J. Waring, III - Senior Vice President Operations
The Company's executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of high ethical standards and integrity; and

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate directives.
Executive Summary
Our management has a strong focus on delivering long-term profitable growth for, and returning value to, our shareholders.  This long-term focus has contributed significantly to our Company’s total shareholder return of more than 200%, or 25% compounded annually, achieved over the last five fiscal years.
2014 Company Performance
The Company delivered outstanding financial results in 2014, including the following:

•	Returned $313 million to shareholders through a combination of dividends and share repurchases.

•	Increased diluted earnings per share from continuing operations excluding special items by 21% to $1.11.(1)

•	Increased the dividend rate 29% in 2014 in recognition of our financial strength.
Based on 2014 results, the SCI stock price increased by 25% to $22.70 per share at year end and our performance-based compensation programs generated award payouts that were above target levels.
_______________
(1)    Diluted earnings per share from continuing operations excluding special items is a non-GAAP financial measure. A reconciliation to diluted earnings per share computed in accordance with GAAP is set forth on Annex A to this Proxy Statement.

Key Features of Our Compensation Programs
Over the course of the past several years, acting in the interests of the stockholders, the Compensation Committee in conjunction with the Company's management has adjusted the Company's compensation programs toward performance based compensation. In addition, we have collectively modified or eliminated certain components of our programs to better align them with stockholders' interests. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving standards.

Compensation Program Highlights
• Pay for Performance. A significant portion of the compensation of our Named Executive Officers is directly linked to the Company's performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. The history of payouts on some variable compensation components in recent years has ranged from no payout to at or near maximum payouts dependent upon the relevant performance period and performance outcomes. In periods of successful Company performance, management has been rewarded with performance-based compensation reflective of this success. However, when performance has not met targeted goals, then performance-based compensation resulted in lower levels of compensation.
• No Tax Gross Ups.  We do not provide tax gross ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross ups in the event of a change of control of the Company.
• Stock Ownership Requirements.  We maintain stock ownership guidelines for officers and directors. Under the guidelines, an officer should retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the stock ownership guidelines.
• Claw-Backs.  The Company maintains claw-back provisions that are triggered in certain circumstances. If triggered, the provisions provide for a claw-back of annual performance-based incentives paid in cash, stock options, restricted stock and performance units.
• Policies on Hedging or Pledging. We have policies that prohibit officers and directors from hedging or pledging their SCI stock ownership.
• 2014 Say-on-Pay Vote. In the advisory vote on our 2014 “say-on-pay” proposal, over 77% of the shares voted, representing a significant majority of the shares outstanding, were voted to approve the named executive officer compensation.
The above are discussed in more detail in this Compensation Discussion and Analysis and are reflected in the compensation tables.

Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relation to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:

•	reviews appropriate criteria for establishing annual performance targets for executive compensation which are complementary to the Company's long-term strategies for growth;

•
determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;

•
ensures that the Company's executive stock plan, long-term incentive plan, annual incentive compensation plan and other executive compensation plans are administered in accordance with compensation objectives; and

•	approves all new equity-based compensation programs.
Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian Compensation Partners, LLC (Meridian) has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian's fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2014 included preparation of competitive benchmarking reviews regarding the executive and director compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure and services provided by their independent consultants in order to affirm their continuation as consultants or to assist the Compensation Committee in the selection of new consultants, if appropriate.
Compensation Philosophy and Process
The Company's compensation philosophy as implemented through the Compensation Committee is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives. The components consist of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives delivered in stock options, restricted stock and performance units; and

•	retirement benefits providing for financial security.

The objectives of these components of our compensation program are described in the chart below.

Element	Component	Objective
Annual Cash Compensation	Base Salary	Serves to attract and retain executive talent and may vary with individual or due to marketplace competition or economic conditions
	Annual Performance- Based Incentives	Rewards achievement of shorter term financial and operational objectives that we believe are primary drivers of our common stock price over time
Long-Term Incentive Compensation	Restricted Stock	Supports retention and encourages stock ownership
	Performance Units	Rewards for effective management of Company business over a multi-year period
	Stock Options	Rewards for the Company's stock price appreciation
Retirement	Executive Deferred Compensation Plan and 401(k) Plan	Provide financial security for retirement

Our overall compensation philosophy is to target our direct compensation for executives within a competitive range of benchmark pay levels of the Reference Group as discussed below, with opportunities to exceed the target direct compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives paid in cash and stock. However, if performance targets are not met, then the resulting performance-based award payouts will be below target levels. We believe these target levels of direct compensation are appropriate to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make them attractive to other companies. Each component of compensation is not affected by the amount of any other component. However, the Compensation Committee does review overall compensation for reasonableness and comparability to market levels and the prior year's compensation.
The compensation components are designed to motivate our senior leadership to operate as a team to achieve company-wide goals. This approach serves to align the compensation of our most senior leadership team with the performance of the Company.
In November of each year, our independent consultant presents to the Compensation Committee comparative market information, including benchmarking data discussed below. For the Chairman and the CEO, the Compensation Committee is exclusively responsible for the final determination of all components of compensation but may request input or recommendations from Company management. For other Named Executive Officers, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. In the first quarter of each year, the Compensation Committee reviews the market data and recommendations and sets the compensation components of annual base salary, annual performance-based incentives and long-term incentives for that year.

Performance-Based Compensation
We believe in providing a strong link between our Named Executive Officers' compensation and the Company's performance. A significant portion of our Named Executive Officers’ ("NEO's") annual compensation in the last three years was performance-based compensation. The following circle charts show the percentage of our CEO’s and other Named Executive Officers’ 2014, 2013 and 2012 annual compensation that was performance-based compensation and the percentage that was not performance-based compensation. The circle charts are based on compensation reflected in the Summary Compensation Table in this proxy statement.
In the circle charts above, performance-based compensation is composed of restricted stock awards, option awards, annual performance-based incentives paid in cash, performance units and performance contributions to the Executive Deferred Compensation Plan. Non-performance-based compensation is composed of all other compensation, including salary.

Compensation Benchmarking Tools
In its consideration of 2014 compensation for the Name Executive Officers, the Compensation Committee reviewed a competitive benchmarking study prepared by Meridian. The benchmarking study provided market data for each of the Named Executive Officers, reflecting pay rates for similar positions among a group of general industry companies (the "Reference Group"). The Compensation Committee used the competitive benchmark study as a reference point for assessing the overall competitiveness of our executive compensation program.
At the request of the Compensation Committee, Meridian developed the 2014 Reference Group by selecting companies having revenues within a range of $1 billion to $5 billion that were participants in the Aon Hewitt Total Compensation Measurement Database. The Compensation Committee believes this methodology results in an effective working range of competitive compensation benchmarks, and appropriately considers the overall complexity of SCI's business model. For example, the Company sells preneed contracts (approximately $1.1 billion in 2014) that build up our backlog but are not initially recognized or reported as revenues under GAAP. These preneed contracts are administered by the Company over long periods of time and the Company oversees the management and administration of approximately $4.2 billion in trust funds, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people centric business of more than 23,000 employees, including 4,800 preneed sales personnel whose production does not initially impact revenues under GAAP. The Compensation Committee reviews the methodology and composition of the Reference Group annually and may consider modification to the methodology or source of data, as warranted.
The Reference Group used to inform 2014 pay decisions was comprised of 147 companies, against which SCI is positioned near the median in terms of revenue, market capitalization and enterprise value. The names of the companies comprising the 2014 Reference Group are set forth on Annex B.
Annual Base Salaries
We target the base salary levels of our Named Executive Officers within a competitive range of benchmark pay levels defined in the competitive benchmarking study described above. We believe these levels are appropriate to motivate and retain our Named Executive Officers, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive.
In the first quarter of 2014, the Compensation Committee made the following salary adjustments: Mr. Ryan received an increase of $25,000 to $1,100,000; Mr. Webb received an increase of $10,000 to $690,000; Mr. Tanzberger received an increase of $25,000 to $520,000; and Mr. Waring received an increase of $15,000 to $490,000. The Compensation Committee made these adjustments based on consideration of benchmark pay levels for each executive and in recognition of the officers' strong performance during 2013.
Annual Performance-Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our executive officers on financial and operational objectives that the Compensation Committee believes are primary drivers of our common stock price over time. In the first quarter of 2014 the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our Named Executive Officers. In addition, the Compensation Committee established an Umbrella Program as a gateway performance metric for the incentives.
The 2014 performance measures discussed below are similar to the performance measures utilized in 2013.

•
Normalized Earnings Per Share, which we calculate by applying a 37.9% effective tax rate to the Company's calculation of its reported fully-diluted earnings per share and further adjusting that to exclude the following:

1. Litigation costs and/or settlements exceeding $5 million for an individual class of legal cases
2. Special accounting, tax or restructuring charges
3. The cumulative effect of any changes in accounting or tax principles
4. Any extraordinary gain or loss or correction of an error
5. Any gain, loss or impairment charge recorded in association with the sale or potential sale of a business and/or real estate or any impairment(s) related to the evaluation of goodwill, intangible assets, long-lived assets or loss contracts
6. Charges relating to the opening, closing or relocation of market support centers or other overhead centers
7. The gain or loss associated with the early extinguishment of debt
8. Accounting charges or expenses relating to acquisitions and dispositions, system conversions and/or implementations, and/or transitions of major vendors and/or suppliers of the Company
9. Currency gains or losses

•	Normalized Free Cash Flow Per Share is defined as the Company's fully-diluted consolidated free cash flow per share calculated by adjusting Cash Flows from Operating Activities as follows:

(1)	Excluding:

(a)	Cash federal and state income taxes paid relating to taxable gains on sale of businesses or real estate closed in 2014, or sales closed in any year with the cash tax payments being made in 2014

(b)	Cash taxes and interest paid associated with federal, state or provincial tax audit settlements

(c)	Cash payments associated with major or material litigation costs and/or settlements exceeding $5 million for an individual class of legal cases
(d) Cash payments relating to openings, closing or relocation of market support centers or other overhead centers

(e)	Cash payments and expenses relating to acquisitions and dispositions, systems conversions and/or implementations, and/or transitions of major vendors and/or suppliers of the Company

(2)	Deducting forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property

(3)	Utilizing the forecasted amounts of cash taxes paid in 2014 that relate to normal operating earnings

•
Comparable Preneed Production Growth, which we define as the percentage change from the prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in mixed currency dollars, excluding any comparable "Hold Separate" locations, plus the percentage change from the prior year in combined total preneed funeral sales production and total preneed cemetery sales production at formerly Stewart-owned locations in mixed dollars, excluding any formerly Stewart-owned "Hold Separate" locations. The term "Hold Separate" refers to locations we agreed to dispose of in connection with our acquisition of Stewart Enterprises, Inc. Further, the Compensation Committee adjusted the performance measure to exclude the effect of any significant changes in sales structures, sales programs or sales strategies that could have temporary fluctuations in our production growth.
In addition to the above performance measures, we established the following performance measure which is applicable only to Mr. Waring and which is designed to provide focus on the business area of responsibility ("AOR") under his management.

•	Comparable AOR Preneed Production Growth, which we define as Comparable Preneed Production Growth of the locations in Mr. Waring's AOR.
For 2014, we weighted each of the performance measures at 33 1/3%. The Compensation Committee established ranges for performance measures and their related payouts as a percentage of the target award for the performance period from January 1 through December 31, 2014. Regarding the targets for the performance measures, we designed the plan to adjust the targets to the extent that "Hold Separate" locations were disposed of earlier or later than forecasted. In accordance with this plan design, the target for the performance measure of Normalized Earnings Per Share was adjusted upwards. The targets, as so adjusted, are reflected in the table below. We calculated awards for performance levels between threshold and target or target and maximum using straight-line interpolation.

2014 Targets For Performance Measures

Performance Measure	Threshold for 0% Payout (1)	Target for 100% Payout	Maximum for 200% Payout
Normalized Earnings per Share	$0.9761	$1.0591	$1.1421
Normalized Free Cash Flow per Share	$1.3814	$1.5414	$1.7014
Comparable Preneed Production Growth (2)	103.00%	107.00%	111.00%
Comparable AOR Preneed Production Growth (2)(3)	103.92%	107.95%	111.99%
_______________
(1)    Any performance above the threshold results in a payout.
(2)    Expressed as a percentage of comparable 2013 performance.
(3)    Applicable only to Mr. Waring, specifically for his funeral and cemetery areas of responsibility.

The Compensation Committee established each Named Executive Officer's target opportunity for 2014 to be consistent with our overall compensation philosophy to align compensation with our performance and to motivate and retain the executive level talent. The target award opportunites were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieves the performance targets established by the Compensation Committee, executive officers would receive incentive awards at this targeted level. Actual incentive awards may be higher or lower than the target levels based on SCI's performance relative to the performance goals. The range of performance goals establishes a lower threshold to achieve a minimal annual performance-based incentive but with a higher bar to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period.
The target award opportunities for the Named Executive Officers for 2014 under the performance measures discussed above were as follows:

Target Award Opportunity (% of Base Salary)
R.L. Waltrip	100%
Thomas L. Ryan	110%
Michael R. Webb	100%
Eric D. Tanzberger	75%
Sumner J. Waring, III	75%
The Umbrella Program is designed to generate a performance-based bonus pool to fund award payouts determined based on the performance measures discussed above and to allow for full tax deductibility of the bonuses paid to our Named Executive Officers. The Compensation Committee set the funding for the bonus pool for 2014 as 0.5% of the Company’s total consolidated revenue as reflected in the Company’s financial statements, but only if the Company achieved total consolidated revenue in excess of $2.5 billion for 2014. The Compensation Committee also established individual shares of the bonus pool for each executive covered under the Umbrella Program, including each Named Executive Officer.
Award amounts that may be paid under the Umbrella Program are subject to the Compensation Committee’s authority to reduce, but not increase, the amount of the actual cash amount earned and payable to each designated participant. With regard to award amounts calculated under the performance measures discussed above, the Compensation Committee may elect to increase or decrease the award amount in its sole discretion; provided, however, that the amount determined under such performance measures shall not exceed the amount determined under the Umbrella Program. Further, in the event the amount calculated under such performance measures is lower than the amount calculated under the Umbrella Program, the Compensation Committee intends to reduce the amount payable under the Umbrella Program to not exceed the award amount calculated under such performance measures.
For 2014, SCI's actual performance, performance as a percentage of the targets for the performance measures and resulting payout percentages are set forth below.

2014 Actual Performance

Performance Measure	2014 Actual Performance	2014 Performance as % of Target	Payout Percentage
Normalized Earnings per Share	$1.1075	104.60%	158.40%
Normalized Free Cash Flow per Share	$1.6542	107.30%	170.50%
Comparable Preneed Production Growth	1.072%(1)	100.10%	103.50%
Comparable AOR Preneed Production Growth (2)	1.084%(1)	100.40%	110.90%
_______________
(1)    Expressed as a percentage of comparable 2013 performance.
(2)    Applicable only to Mr. Waring, specifically for his funeral and cemetery areas of responsibility.

As a result of the foregoing and giving effect to the weightings as described above, Messrs. Waltrip, Ryan, Webb and Tanzberger received annual performance-based incentives paid in cash at 144.1% of the target-based incentive award levels, and Mr. Waring also received an annual performance-based incentive paid in cash at 146.6% of his target-based incentive award level. The actual dollar amounts of the payouts are set forth in footnote (2) to the Summary Compensation table below. The Company also exceeded the Umbrella

Program's threshold metric regarding total consolidated revenue and, consistent with the Umbrella Program, the Compensation Committee reduced the amounts payable under the Umbrella Plan to the amounts payable under the performance measures as discussed above.
Long-Term Incentive Compensation
In February of each year, the Compensation Committee approves the long-term incentive award grants for that year. Awards granted in 2014 under our long-term incentive compensation program consisted of three types of awards to provide balance and focus for the Named Executive Officers. Specifically, the awards consist of a mix of stock options, restricted stock and performance units, which are designed to ensure that appropriate focus is given to driving the Company's stock price appreciation, managing the ongoing operations and implementing strategy and ensuring superior total shareholder returns.
The Compensation Committee considered several factors in determining the total targeted value of long-term incentive compensation for Named Executive Officers, including Reference Group benchmark pay levels, the individual performance of each executive officer, the job responsibilities of each executive officer and the overall Company performance in light of the then-current economic environment. Once the total target value was established for each executive officer, we calculated and granted to the executive officer (i) the number of stock options which had a value equal to one third of the total target value, (ii) the number of shares of restricted stock which had a value equal to one third of the total target value, and (iii) the number of performance units which had a value equal to one third of the total target value.
We believe that the grant of significant annual equity awards further links the interests of senior management and the Company's shareholders. Therefore, the grant of stock options and the award of restricted stock are important components of annual compensation. Although the Compensation Committee does not consider current stock ownership levels in determining equity awards, we do annually review the ownership levels and progress towards established ownership guidelines, as discussed below.
Stock Options
The purpose of using stock options is to provide to executive officers a reward whose value is directly attributable to their ability to increase the value of the business and our stock price. Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one third per year and have an eight-year term.
Restricted Stock
The purpose of using restricted stock with service-based vesting provisions is to assist in retaining our executive officers and encouraging stock ownership. The restricted stock awards are made in February each year at the same time as the stock option grants and vest at a rate of one-third per year.
Performance Units
The performance units are intended to reward executive officers for effective management of the business over a multi-year period. In addition, the performance units allow executive officers to retain or build their SCI stock ownership by providing liquidity that can be applied to taxes associated with option exercises and restricted stock vestings. The Performance Unit Plan measures the three year total shareholder return (“TSR”) relative to the public companies which are included in the Reference Group. TSR is defined as $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the Reference Group, with dividend reinvestment during the same period.

The Compensation Committee believes TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders, and (ii) provides a useful means of comparing Company performance relative to the performance of public companies in the Reference Group. Each performance unit has a value of $1.00 and the actual payout may vary by a range of 0% to 200% of each executive's target award opportunity established by the Compensation Committee. Earned performance unit awards are settled in cash at the end of each three-year performance period. The chart below sets forth the range of payouts as a percent of a target award at various levels of relative TSR performance.

Performance Unit Range of Payouts
Award Payout Level	SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	% of Target Award Paid as Incentive*
Maximum	75th Percentile or greater	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Less than 25th Percentile	0%
______________

*	Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.
We believe superior relative performance in a down year deserves a reward, but should be limited. Therefore. payouts are capped at target if SCI experiences negative TSR for a performance cycle but performs well in relation to the Reference Group.
For the 2012 — 2014 performance cycle, the closing stock price determinations as of December 31, 2011 and December 31, 2014 were used to calculate the awards due participants. For this performance cycle, the participants earned an award of 200% of the target award opportunity based on the Company's TSR greater than 124% and at the 76th percentile or better ranking relative to the reference group used in 2012.
For the 2014 — 2016 performance cycle, the Compensation Committee granted performance units with performance awards ranging from 0% to 200% as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI's TSR relative ranking is at the 50th percentile of the TSR of the public companies in the 2014 Reference Group.
Provisions Regarding Claw-Backs
In November 2008, the Board of Directors adopted provisions for seeking the return (claw-back) from executive officers of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. For awards made after 2008, we added these provisions for the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock and performance units. The provisions would be triggered if the Board of Directors determines that an officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company's financial statements. In such an event, the Company would seek to recover from the offending officer the following:

•	The actual annual performance-based incentive paid in cash to the officer, but only if the original payment would have been lower if it had been based on the restated financial results.

•
The gains from sales of stock acquired under stock options realized at any time after the filing of the incorrect financial statements. (Any remaining vested and unvested stock options would be cancelled).

•	The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements. (Any remaining unvested restricted stock would be forfeited).

•	The amount of a performance unit award paid after the ending date of the period covered by the incorrect financial statements. (Any unpaid performance unit award would be forfeited).
Consideration of 2014 Say-on-Pay Vote
At our annual meeting of shareholders held on May 14, 2014, over 77% of the shares voted, representing a significant majority of the shares outstanding, were voted in favor of the proposal for an advisory vote to approve Named Executive Officer compensation (“say-on-pay” vote). The Compensation Committee believes this result is an indication that a significant majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders. The Compensation Committee considered the results of the 2014 say-on-pay vote, but such results did not impact the Committee's decisions regarding the determination of executive compensation for 2015. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our Named Executive Officers.
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing directors and officers with regard to transactions involving the Company's securities, including purchases and sales of common stock. Among other things, the policy provides guidelines on trading during "trading windows", confidentiality responsibilities and reporting obligations.
Stock Ownership Guidelines and Retention Requirements - Officers
In 2004, we established stock ownership guidelines for officers. Share ownership is generally achieved through open market purchases of SCI stock, shares acquired in the company sponsored 401(k) plan, vesting of restricted stock and shares retained after exercise of stock options. The table below sets forth our current ownership guidelines for our officers.

Title	Target Holdings (# of Shares)
Chairman of the Board	400,000
President and Chief Executive Officer	400,000
Executive Vice President and Chief Operating Officer	200,000
Senior Vice President	100,000
Vice President	40,000
At March 16, 2015, the Named Executive Officers had attained or exceeded their ownership guideline levels.
In February 2011, we established a policy to require that an officer retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that officer has met the ownership guidelines.
Policies on Hedging and Pledging
In 2013, we established policies to prohibit officers and directors from hedging or pledging their SCI stock ownership. Pre-existing pledge arrangements are grandfathered, but such arrangements may not be renewed or extended at maturity.

Employment Agreements; Termination Payment Arrangements
The Company has employment agreements with Messrs. R.L. Waltrip, Thomas L. Ryan, Michael R. Webb, Eric D. Tanzberger and Sumner J. Waring, III. These agreements have current terms expiring December 31, 2015. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the officers' employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of, and the terms and conditions of employment for, the Named Executive Officers and other officers with employment agreements in effect and determine whether to extend, modify or allow the agreements to expire.
In 2010, we amended our executive employment agreements to eliminate any obligation to pay tax gross ups in the event of a change of control of the Company.
For further discussion of these employment agreements, refer to “Certain Information with Respect to Officers and Directors - Executive Employment Agreements” below.
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward and retain the broad-based management talent required to achieve our corporate directives. In the context of a possible acquisition or merger of the Company, we believe that change-in-control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a concern which could be a distraction for the executive. Our change-in-control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant that such features were commonly used by publicly traded companies.
For further discussion of termination arrangements, refer to “Certain Information with Respect to Officers and Directors - Potential Payments Upon Termination” below.
Retirement Plans
We believe that financial security during retirement can be as important as financial security before retirement. We previously maintained a Supplemental Executive Retirement Plan for Senior Officers which ceased accruing benefits in 2000. In 2005, we implemented an Executive Deferred Compensation Plan for our executive officers which includes a Company contribution for retirement.
Our Supplemental Executive Retirement Plan for Senior Officers is a non-qualified plan under which our Named Executive Officers accrued benefits until December 31, 2000. No additional benefits will accrue after 2000. Each participant is entitled at age 60 to the annual payment of the full amount of his benefit.
To help retain and recruit executive level talent, the Company maintains the Executive Deferred Compensation Plan. This plan allows for an annual retirement contribution of 7.5% of eligible compensation and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the Annual Performance-Based Incentives Paid in Cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company's 401(k) plan due to tax limits on contributions to qualified plans. In February 2015, the Company made the following contributions under the plan with respect to 2014 service and performance:

Name	7.5% Retirement Contribution	Performance Contribution	Total
R.L. Waltrip	NA	NA	NA
Thomas L. Ryan	$213,298	$307,433	$520,731
Michael R. Webb	126,337	182,094	308,431
Eric D. Tanzberger	81,158	116,976	198,134
Sumner J. Waring, III	77,149	111,198	188,347
We also offer a 401(k) plan to our employees, including our executive officers. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $16,500 excluding the $5,500 catch-up contributions for eligible for participants age 50 and older. The Company's match ranges from 75% to 125% of employee deferrals based on their years of company service. The match is applied to a maximum of 6% of an officer's salary and annual performance-based incentive, subject to the IRS compensation limits.
Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our executive officers which the Compensation Committee views as an important component of competitive compensation packages for executive officers, including:

•	financial and legal planning and tax preparation — provided to officers to encourage critical document preparation and financial planning advice for effective tax and retirement planning

•
supplemental medical reimbursements — provided to officers and managing directors. The insured benefit product covers out of pocket medical expenses, exclusive of required premium contributions by participants in the Company's medical and dental plans, and is a valued benefit provided at modest annual cost per participant.

•	enhanced life insurance — executive life insurance program for officers generally covering approximately 3.5 times the executive's annual salary and bonus.

•
funeral and cemetery benefits — provides funeral/cemetery discounts for directors and officers and their immediate families, on an atneed or prearranged basis. Under the policy which was amended in February 2015, the Company provides funeral services and interment rights at discounts ranging from 25% to 75% of retail prices.

•	security and transportation services — security and transportation services are provided to the Chairman of the Board, and security services are provided to the Chief Executive Officer.

•
personal use of Company aircraft — all officers were allowed limited use of the Company's leased aircraft in 2013 for personal reasons in accordance with the Company's usage policy approved by the Board of Directors. In February 2014, the Board modified the policy and eliminated the personal use of aircraft for all directors and officers, except for limited use by six senior officers (two of whom are also directors).

Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes or 401(k) contribution purposes.

Compensation Policies and Practices as They Relate to Risk Management
In February 2014, we reviewed the risks arising from the Company's compensation policies and practices for its employees and made a determination that such risks are not reasonably likely to have a material adverse effect on the Company. At a meeting held February 11, 2014, the Compensation Committee reviewed and discussed compensation of Company employees, including the total potential maximum impact of the Company's variable compensation, the safeguards embodied in the compensation plans and that the compensation plans and compensation metrics do not provide incentives for management to take undue risks. The Compensation Committee reached a consensus to recommend to the Nominating and Corporate Governance Committee of our Board of Directors that it make the determination referenced above. At a meeting also held on February 11, 2014, the Nominating and Corporate Governance Committee considered the above referenced compensation information and the above referenced recommendation of the Compensation Committee. As a result, the Nominating and Corporate Governance Committee made a determination that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
In February 2015, we followed the risk assessment process described in the preceding paragraph and again reached a determination that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Alan R. Buckwalter, III (Chairman)
Anthony L. Coelho
John W. Mecom, Jr.
Marcus A. Watts

CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS
Compensation
The following table sets forth information for the three years ended December 31, 2014 with respect to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Summary Compensation Table

Name and Principal Position	Year	Salary	Restricted Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

R. L. Waltrip	2014	$952,000	$637,023	$645,566	$2,760,118	0	$332,142	$5,326,849
Chairman of the Board	2013	951,966	642,236	635,792	3,081,178	0	390,362	5,701,534
	2012	951,200	624,683	633,795	2,924,303	0	376,545	5,510,526

Thomas L. Ryan	2014	1,098,846	1,505,533	1,528,619	4,623,973	$15,989	1,164,064	9,937,024
President and Chief	2013	1,072,428	1,446,174	1,433,289	4,794,042	0	832,390	9,578,322
Executive Officer	2012	1,014,200	1,296,300	1,318,703	4,584,075	36,573	879,073	9,128,923

Michael R. Webb	2014	684,231	677,055	685,705	2,406,497	32,906	684,313	5,170,706
Executive Vice President	2013	679,543	672,746	665,193	2,539,699	0	527,348	5,084,529
and Chief Operating Officer	2012	669,200	634,740	644,018	2,338,052	71,121	636,892	4,994,022

Eric D. Tanzberger	2014	518,846	363,765	367,939	1,262,107	9,217	476,040	2,997,914
Senior Vice President	2013	494,442	346,289	343,254	1,331,060	0	359,139	2,874,183
and Chief Financial Officer	2012	481,031	315,135	319,283	1,019,909	21,336	339,936	2,496,630

Sumner J. Waring, III	2014	489,308	313,290	318,100	1,160,657	0	438,961	2,720,316
Senior Vice President	2013	474,018	305,100	302,828	1,179,919	0	327,516	2,589,381
Operations	2012	451,800	280,493	283,845	982,618	0	332,476	2,331,231
____________

(1)
The Restricted Stock Awards and Option Awards columns set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in note 14 to the consolidated financial statements included in the SCI 2014 Annual Report on Form 10-K.

(2)	The Non-Equity Incentive Plan Compensation is composed of the following:

	Year	Annual Performance-Based Incentive Paid in Cash	Performance Units (a)

R .L.Waltrip	2014	$1,372,118	$1,388,000
	2013	$1,895,178	$1,186,000
	2012	1,288,543	1,635,760

Thomas L. Ryan	2014	1,743,973	2,880,000
	2013	2,354,042	2,440,000
	2012	1,511,275	3,072,800

Michael R. Webb	2014	994,497	1,412,000
	2013	1,353,699	1,186,000
	2012	906,532	1,431,520

Eric D. Tanzberger	2014	562,107	700,000
	2013	739,060	592,000
	2012	456,869	563,040

Sumner J. Waring, III	2014	538,657	622,000
	2013	661,919	518,000
	2012	419,578	563,040
____________
(a) Performance Units for 2014 related to the performance period of 2012-2014. Performance Units for 2013 related to the performance period of 2011-2013. Performance Units for 2012 related to the performance period of 2010-2012.

(3)
This column sets forth the change in the actuarial present value of each executive's accumulated benefit in 2014, 2013 and 2012 for the Supplemental Executive Retirement Plan for Senior Officers. The assumptions made for quantifying the present value of the benefits are set forth in note 15 to the consolidated financial statements included in the SCI 2014 Annual Report on Form 10-K.

(4)	All Other Compensation includes the following:

2014 All Other Compensation

Name	Contributions To Deferred Compensation Plan (a)	Contributions to 401(k) Plan (a)	Life Insurance Related (b)	Perquisites and Other Personal Benefits (c)
R. L. Waltrip		$19,500	$12,000	$300,642	(d)
Thomas L. Ryan	$864,425	$19,500	12,314	267,822	(e)
Michael R. Webb	521,528	$19,500	15,270	128,015	(f)
Eric D. Tanzberger	327,317	$19,500	3,206	126,017	(g)
Sumner J. Waring, III	321,905	$19,500	3,065	94,491	(h)
____________

(a)	The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table.
(b)	The amounts represent payment for term life insurance premiums or supplemental life insurance.
(c)
The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company's leased aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. With respect to medical reimbursement, the Company pays to the executive the medical expenses he incurs which are not reimbursed to the executive by the Company's health insurance.

(d)
For Mr. Waltrip, includes $129,466 for personal use of aircraft, $81,285 for guard and alarm services at his residence, $31,944 for use of an automobile, as well as costs regarding medical reimbursement, tax and financial planning, personal security and employee driving services.

(e)	For Mr. Ryan, includes $216,426 for personal use of aircraft, as well as costs regarding medical reimbursement, tax and financial planning and security services at his residence.
(f)	For Mr. Webb, includes $114,261 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(g)	For Mr. Tanzberger, includes $75,332 for personal use of aircraft and $45,208 of medical reimbursement, as well as costs regarding financial planning.
(h)	For Mr. Waring, includes $78,933 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2014.
Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Performance units (#)	Threshold ($)	Target ($)	Maximum ($)

R. L. Waltrip	2/11/2014		$1	$952,000	$1,904,000
	2/11/2014	700,000	175,000	700,000	1,400,000
	2/11/2014					36,600				$637,023
	2/11/2014						193,000	$17.405	$17.49	645,566
Thomas L. Ryan	2/11/2014		1	1,210,000	2,420,000
	2/11/2014	1,660,000	415,000	1,660,000	3,320,000
	2/11/2014					86,500				1,505,533
	2/11/2014						457,000	17.405	17.49	1,528,619
Michael R. Webb	2/11/2014		1	690,000	1,380,000
	2/11/2014	744,000	186,000	744,000	1,488,000
	2/11/2014					38,900				677,055
	2/11/2014						205,000	17.405	17.49	685,705
Eric D. Tanzberger	2/11/2014		1	390,000	780,000
	2/11/2014	400,000	100,000	400,000	800,000
	2/11/2014					20,900				363,765
	2/11/2014						110,000	17.405	17.49	367,939
Sumner J. Waring, III	2/11/2014		1	367,500	735,000
	2/11/2014	344,000	86,000	344,000	688,000
	2/11/2014					18,000				313,290
	2/11/2014						95,100	17.405	17.49	318,100

In the table above, the four lines pertaining to each Named Executive Officer relate to the following:

•	First line - Annual Performance-Based Incentives Paid in Cash

•	Second line - Performance Units

•	Third line - Restricted Stock

•	Fourth line - Stock Options
The material terms of each such element of compensation are described previously in the “Compensation Discussion and Analysis.”
The performance units are settled in cash at the end of a three-year performance period. In addition, the performance units provide for pro rata vesting in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target.
The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the

Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) change of control of the Company.
Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning unexercised options and restricted stock that has not vested as of the end our last completed fiscal year.
Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

	Exercisable	Unexercisable
R.L. Waltrip	174,000		$11.6050	2/12/2016	83,301	$1,890,933
	231,000		7.6250	2/9/2018
	214,000		9.0850	2/8/2019
	124,000	62,000 (1)	11.1750	2/7/2020
	57,666	115,334 (2)	15.2555	2/12/2021
	0	193,000 (3)	17.4050	2/11/2022
Thomas L. Ryan	294,000		11.6050	2/12/2016	188,367	4,275,931
	894,365		4.1850	2/10/2017
	434,000		7.6250	2/9/2018
	442,000		9.0850	2/8/2019
	258,000	129,000 (1)	11.1750	2/7/2020
	130,000	260,000 (2)	15.2550	2/12/2021
	0	457,000 (3)	17.4050	2/11/2022
Michael R. Webb	136,000		11.6050	2/12/2016	87,234	1,980,212
	93,300		4.1850	2/10/2017
	202,000		7.6250	2/9/2018
	214,000		9.0850	2/8/2019
	126,000	63,000 (1)	11.1750	2/7/2020
	60,333	120,667 (2)	15.2550	2/12/2021
	0	205,000 (3)	17.4050	2/11/2022

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

	Exercisable	Unexercisable
Eric D. Tanzberger	57,100		$11.6050	2/12/2016	45,434	$1,031,352
	80,000		9.0850	2/8/2019
	62,466	31,234 (1)	11.1750	2/7/2020
	31,133	62,266 (2)	15.2550	2/12/2021
	0	110,000 (3)	17.4050	2/11/2022
Sumner J. Waring, III	49,000		11.6050	2/12/2016	39,701	901,213
	93,800		9.0850	2/8/2019
	55,533	27,767 (1)	11.1750	2/7/2020
	27,466	54,934 (2)	15.2550	2/12/2021
	0	95,000 (3)	17.4050	2/11/2022
________

(1)	These unexercisable options expiring 02/07/2020 vest 100% on 02/07/2015.

(2)	These unexercisable options expiring 02/12/2021 vest 50% on each of 02/12/2015 and 02/07/2016.

(3)	These unexercisable options expiring 02/11/2022 vest 33% on each of 02/11/2015, 02/11/2016 and 02/11/2017.

(4)	The restricted stock for each person in the table vests as follows:

	Shares Vesting 03/05/2015	Shares Vesting 03/05/2016	Shares Vesting 03/05/2017
R.L. Waltrip	44,867	26,234	12,200
Thomas L. Ryan	99,100	60,433	28,834
Michael R. Webb	46,600	27,667	12,967
Eric D. Tanzberger	23,933	14,534	6,967
Sumner J. Waring, III	21,034	12,667	6,000

Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock option and each vesting of restricted stock during the last fiscal year on an aggregated basis.
Option Exercises and Stock Vested for the Year Ended December 31, 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
R.L. Waltrip	791,400	$12,283,647	53,133	$1,011,387
Thomas L. Ryan	483,035	5,085,884	112,601	2,143,360
Michael R. Webb	210,000	2,297,169	54,100	1,029,794
Eric D. Tanzberger	180,500	1,749,781	27,200	517,752
Sumner J. Waring, III	163,500	2,057,610	24,000	456,840
________

(1)
Includes the shares and value of restricted stock which were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption "Executive Deferred Compensation Plan", as follows: 112,601 shares with a value of $2,143,360 for Mr. Ryan, 54,100 shares with a value of $1,029,794 for Mr. Webb and 16,966 shares with a value of $322,948 for Mr. Tanzberger.

Pension Plans
The following table sets forth information regarding the SERP for Senior Officers as of December 31, 2014.
Pension Benefits as of December 31, 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
R. L. Waltrip	SERP for Sr. Officers	NA	$0	$0
Thomas L. Ryan	SERP for Sr. Officers	19	161,958	0
Michael R. Webb	SERP for Sr. Officers	25	467,538	0
Eric D. Tanzberger	SERP for Sr. Officers	18	84,466	0
Sumner J. Waring, III	SERP for Sr. Officers	NA	0	0
____________

(1)
The assumptions made for calculating the present value of accumulated benefit of the SERP for Sr. Officers are set forth in note 15 to the consolidated financial statements included in the SCI 2014 Annual Report on Form 10-K.

Supplemental Executive Retirement Plan for Senior Officers
In 2000, we amended the Supplemental Executive Retirement Plan for Senior Officers (“SERP for Senior Officers”) effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.
The SERP for Senior Officers is a non-qualified plan which covers certain executive officers and certain regional operating officers, including the Named Executive Officers. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan were previously set by the Compensation Committee from time to time. The Compensation Committee previously set guidelines such that the annual benefits would generally equal a percentage (75% for the CEO and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the former SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60.
Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

Executive Deferred Compensation Plan
The following table provides information concerning contributions, earnings and other information under the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation in 2014

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate at Last FYE(4) ($)
R.L. Waltrip	NA	NA	NA	NA	NA
Thomas L. Ryan	$2,581,578	$864,425	$2,532,166	0	$16,629,726
Michael R. Webb	1,229,608	521,528	1,258,231	0	9,391,614
Eric D. Tanzberger	529,616	327,317	398,596	$60,512	2,661,073
Sumner J. Waring, III	68,977	321,905	164,728	106,543	2,481,769
____________

(1)	These executive contributions were made in 2014 and are included in the Summary Compensation Table for the year 2014 in the amounts and under the headings as follows:

		Non-Equity Incentive Plan Compensation
	Salary	Annual Performance -Based Incentive Paid In Cash	Performance Units	Restricted Stock Awards
R.L. Waltrip	NA	NA	NA	NA
Thomas L. Ryan	$109,885	$470,808	$488,000	$1,512,885
Michael R. Webb	41,308	270,740	237,200	680,361
Eric D. Tanzberger	30,969	73,906	59,200	365,541
Sumner J. Waring, III	29,262	39,715	0	0

(2)	The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.

(3)	The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.

(4)	The Aggregate Balance at Last FYE includes amounts previously reported as compensation in the Summary Compensation Table for years prior to 2013 as follows:

R.L. Waltrip	NA
Thomas L. Ryan	$12,477,300
Michael R. Webb	6,998,192
Eric D. Tanzberger	2,634,968
Sumner J. Waring, III	1,497,866
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for executive officers. The plan allows for Company contributions, including contributions of 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in “Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash.” The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company's 401(k) plan due to tax limits on contributions to qualified plans.

Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, retires on or after age 60 with ten years of service or age 55 with 20 years of service, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company's contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock and up to 90% of the other elements of compensation. All of these amounts are 100% vested.
Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2014, the available measurement funds, and their respective returns, were as follows:

Fund Name	2014 Calendar Year Return
Advisor Managed Portfolio - Conservative	3.49%
Advisor Managed Portfolio - Moderate	5.24
Advisor Managed Portfolio - Moderate Growth	7.65
Advisor Managed Portfolio - Growth	9.76
Advisor Managed Portfolio - Aggressive	11.86
American Funds International	(2.65)
Delaware VIP Int'l Value Equity Series	(8.67)
DWS VIP Small Cap Index	4.74
Fidelity VIP Contrafund	11.94
Fidelity VIP Index 500	13.57
Fidelity VIP Money Market	0.01
Fidelity VIP Mid Cap	6.29
Invesco V.I. International Growth	0.33
InvescoVan Kampen V.I. Mid Cap Value	9.75
Janus Aspen Enterprise Portfolio	12.52
LVIP Baron Growth Opportunities	4.85
Mainstay VP High Yield Corporate Bond	1.78
MFS VIT Value Series	10.51
Morgan Stanley UIF Emerging Market Debt	2.93
PIMCO VIT Real Return Bond	3.10
PIMCO VIT Total Return Bond	4.29
SCI General Account Fund	3.02
T. Rowe Price Limited-Term Bond	0.64
T. Rowe Price New American Growth	9.17

A participant may generally elect to receive distribution at termination in a lump sum or in installments of up to five to fifteen years. With regard to the participant's contributions, the participant may schedule other distribution dates. For death, disability or change of control of the Company, the participant is entitled to a lump sum payment within 60 days.

Executive Employment Agreements
Current Executive Officers
The Company has employment agreements with the Named Executive Officers. These agreements have current terms expiring December 31, 2015. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company's decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries which may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 16, 2015, the base salaries for Messrs. R.L. Waltrip, Ryan, Webb, Tanzberger and Waring were $952,000, $1,200,000, $720,000, $540,000 and $520,000, respectively.
Pursuant to the agreements, in the event of termination of employment due to the executive's voluntary termination, the executive will be entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”). In the event of termination by the Company without cause, the executive will be entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus, and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive will not be entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for Good Reason (as defined below) during the two years following the change of control, the executive will be entitled to the following.

•	A lump sum equal to three, multiplied by the sum of the executive's annual salary plus target annual performance-based incentive bonus (“Target Bonus”).

•	An amount equal to his target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”).

•	Continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in base salary or bonus or other compensation programs, or reduction in the executive's aggregate benefits.
In 2010, the Company amended the employment agreements to eliminate any obligations to pay tax gross ups in the event of a change of control of the Company.
Upon termination of his employment, each executive (other than Mr. R.L. Waltrip) will be subject, at the Company's option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.
With regard to Mr. R.L. Waltrip, his employment agreement provides that he will be subject to a 10 year non-competition obligation. However, SCI will not be required to make any further payments to Mr. Waltrip for the non-competition obligation.
Change of Control
Under the employment agreements, a change in control would include any of the following:

•
Any individual, entity or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger or consolidation transactions);

•	Our incumbent directors cease to constitute a majority of our directors (our incumbent directors include persons nominated by the existing Board or Executive Committee);

•	Our shareholders approve certain reorganizations, mergers or consolidations; or

•	Our shareholders approve certain liquidations, dissolutions or sales of substantially all assets of SCI.
However, such a reorganization, merger, consolidation or sale of assets would not constitute a change of control if:
(1) More than 60% of the surviving corporation's common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);
(2) No person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and
(3) A majority of the surviving corporation's Board members were incumbent SCI directors when the transaction agreement was entered.

Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. In addition, each Named Executive Officer will be entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2014.”

R.L. Waltrip

Executive Benefits and Payments Upon Termination as of 12-31-14	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$1,904,000	$2,856,000	$952,000	$952,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			2,856,000
Pro Rated Bonus		1,372,118		1,372,118	1,372,118
Partial Bonus			952,000
Long Term Incentives
Performance Units
2012-2014 (performance period)	1,388,000	1,388,000	1,388,000	1,388,000	1,388,000
2013-2015 (performance period)	709,333	709,333	700,000	709,333	709,333
2014-2016 (performance period)	466,667	466,667	700,000	466,667	466,667
Stock Options
Unvested and Accelerated	2,595,147	2,595,147	2,595,147	2,595,147	2,595,147
Restricted Stock
Unvested and Accelerated	1,890,933	1,890,933	1,890,933	1,890,933	1,890,933
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated
Post-retirement Health Care		23,626	23,626
Life Insurance Proceeds					150,000
Total:	$7,050,079	$10,349,823	$13,961,705	$9,374,197	$9,524,197

Thomas L. Ryan

Executive Benefits and Payments Upon Termination as of 12-31-14	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$2,200,000	$3,300,000	$1,100,000	$1,100,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			3,630,000
Pro Rated Bonus		1,743,973		1,743,973	1,743,973
Partial Bonus			1,210,000
Long Term Incentives
Performance Units
2012-2014 (performance period)		2,880,000	2,880,000	2,880,000	2,880,000
2013-2015 (performance period)		1,601,067	1,580,000	1,601,067	1,601,067
2014-2016 (performance period)		1,106,667	1,660,000	1,106,667	1,106,667
Stock Options
Unvested and Accelerated		5,842,240	5,842,240	5,842,240	5,842,240
Restricted Stock
Unvested and Accelerated		4,275,931	4,275,931	4,275,931	4,275,931
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		5,013,847	5,013,847	5,013,847	5,013,847
Post-retirement Health Care		29,239	29,239
Life Insurance Proceeds					7,000,000
Total:	$0	$24,692,963	$29,421,257	$23,563,725	$30,563,725

Michael R. Webb

Executive Benefits and Payments Upon Termination as of 12-31-14	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$1,380,000	$2,070,000	$690,000	$690,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			2,070,000
Pro Rated Bonus		994,497		994,497	994,497
Partial Bonus			690,000
Long Term Incentives
Performance Units
2012-2014 (performance period)	1,412,000	1,412,000	1,412,000	1,412,000	1,412,000
2013-2015 (performance period)	742,773	742,773	733,000	742,773	742,773
2014-2016 (performance period)	496,000	496,000	744,000	496,000	496,000
Stock Options
Unvested and Accelerated	2,709,916	2,709,916	2,709,916	2,709,916	2,709,916
Restricted Stock
Unvested and Accelerated	1,980,212	1,980,212	1,980,212	1,980,212	1,980,212
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated	2,430,649	2,430,649	2,430,649	2,430,649	2,430,649
Post-retirement Health Care		29,239	29,239
Life Insurance Proceeds					4,600,000
Total:	$9,771,550	$12,175,286	$14,869,016	$11,456,047	$16,056,047

Eric D. Tanzberger

Executive Benefits and Payments Upon Termination as of 12-31-14	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$1,040,000	$1,560,000	$520,000	$520,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			1,170,000
Pro Rated Bonus		562,107		562,107	562,107
Partial Bonus			390,000
Long Term Incentives
Performance Units
2012-2014 (performance period)		700,000	700,000	700,000	700,000
2013-2015 (performance period)		383,040	378,000	383,040	383,040
2014-2016 (performance period)		266,667	400,000	266,667	266,667
Stock Options
Unvested and Accelerated		1,406,000	1,406,000	1,406,000	1,406,000
Restricted Stock
Unvested and Accelerated		1,031,352	1,031,352	1,031,352	1,031,352
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		1,283,641	1,283,641	1,283,641	1,283,641
Post-retirement Health Care		29,239	29,239
Life Insurance Proceeds					2,750,000
Total:	$0	$6,702,045	$8,348,231	$6,152,807	$8,902,807

Sumner J. Waring, III

Executive Benefits and Payments Upon Termination as of 12-31-14	Voluntary Termination	Involuntary Not for Cause Termination	Change of Control: Involuntary or Good Reason Termination	Disability	Death

Compensation:
Base Salary		$980,000	$1,470,000	$490,000	$490,000
Annual Performance-Based Incentive Paid in Cash
Target Bonus			1,102,500
Pro Rated Bonus		538,657		538,657	538,657
Partial Bonus			367,500
Long Term Incentives
Performance Units
2012-2014 (performance period)		622,000	622,000	622,000	622,000
2013-2015 (performance period)		337,440	333,000	337,440	337,440
2014-2016 (performance period)		229,333	344,000	229,333	229,333
Stock Options
Unvested and Accelerated		1,232,553	1,232,553	1,232,553	1,232,553
Restricted Stock
Unvested and Accelerated		901,213	901,213	901,213	901,213
Other Benefits:
Nonqualified Deferred Compensation
Unvested and Accelerated		241,899	241,899	241,899	241,899
Post-retirement Health Care		29,239	29,239
Life Insurance Proceeds					2,362,500
Total:	$0	$5,112,333	$6,643,903	$4,593,095	$6,955,595

Below is a description of the assumptions that were used in creating the tables above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the employment agreements. See “Executive Employment Agreements” herein above. At December 31, 2014, each of the employment agreements had a term expiring December 31, 2015. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Performance Units, Stock Options and Restricted Stock
The amounts pertaining to the performance units, stock options and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” herein above. With respect to unvested performance units, restricted stock and stock options, the tables assume that accelerated vesting for voluntary termination at retirement occurs in the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service.
As discussed previously, performance units vest 100% upon a change of control and are paid at target. For other terminations (including death, disability, certain retirements and termination not for cause), the performance units become vested pro rata, but are not paid until after the expiration of their three year periods.

For purposes of the tables above, these pro rata payments are estimated based upon calculations which assume the performance period of each performance unit ended December 31, 2014. Regarding the performance units for the 2012-2014 performance period, the amounts reported in the columns represent the awards actually payable at the end of the three year performance period and do not represent any adjustments due to termination of employment.
For stock option amounts, the tables provide values for options which would become vested upon a termination event. The values are based upon the difference between the closing market price of SCI stock of $22.70 per share on December 31, 2014, and the actual exercise prices of the options. The amounts of unvested options and their exercise prices are set forth in the table “Outstanding Equity Awards at Fiscal Year-End 2014” herein above.
For restricted stock amounts, the tables provide values for restricted stock which would become vested upon termination events shown in the tables. The values are calculated by multiplying the unvested amounts of restricted stock by $22.70, the closing market price of SCI stock on December 31, 2014. The amounts of unvested restricted stock are set forth in the table “Outstanding Equity Awards at Fiscal Year-End 2014” herein above.
Other Benefits
In the tables, the amounts of Nonqualified Deferred Compensation are the unvested amounts pertaining to each executive's interest in the Executive Deferred Compensation Plan. For a discussion of vesting, see the discussion following the table “Nonqualified Deferred Compensation in 2014” herein above.
The amounts of Post-retirement Health Care represent Company estimates of the value of these benefits.
Compensation of Directors
The compensation of directors is described under “Election of Directors - Director Compensation” herein above.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Board members who served on the Compensation Committee during 2014 were Messrs. Alan R. Buckwalter, III, Anthony L. Coelho, John W. Mecom, Jr. and Marcus A. Watts. No member of the Compensation Committee in 2014 or at present was or is an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company, except that Mr. Buckwalter had a relationship which is disclosed under the following section entitled "Certain Transactions".

CERTAIN TRANSACTIONS
In 2014, Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) was a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2014, BHMS was one of the investment managers of portfolios of independent trusts which hold funds collected from consumers in connection with preneed funeral sales and preneed cemetery sales. The process by which such portfolio managers are chosen and overseen is outlined above under the section entitled “Board of Directors - Board Committees - Investment Committee”. During 2014, BHMS managed on average approximately $321,258,135 for such trusts and was managing approximately $305,185,832 at the end of 2014. Such trusts are prohibited from investing in SCI stock or other SCI securities. For such services, the trusts paid fees of $695,588 to BHMS for 2014. It is expected that BHMS will continue to act as an investment manager for such trusts during 2015.
For 2014, SCI paid a total of $227,189 in compensation to Ms. Katherine Buckwalter and her husband, Mr. Bryan Bentley, in their capacities as employees of the Company. Ms. Buckwalter is the daughter of Mr. Alan R. Buckwalter, III, a director of the Company.
For 2014, SCI paid $126,945 in compensation to Mr. Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Mr. Stephen M. Mack, Senior Vice President Operations of the Company.
The family of Mr. Sumner J. Waring, III, Senior Vice President Major Market Operations, has had a relationship with SCI since 1996, when the family sold its business to SCI. In 2014, the Company leased office space through April 2015 from a company owned by Mr. Waring's mother and paid rent in the amount of $12,684 in 2014. In February 2015, the Company authorized a twelve month extension of the lease through April 2016. In addition, Mr. Waring's mother owns a company that leases funeral homes to the Company under a lease expiring in 2016 for which the Company paid rent of $200,000 in 2014.
In February 2007, the Company adopted a written policy regarding “related person transactions” which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a director, officer or 5% shareholder, or family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chairman. Then, the committee or the Chairman will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. In February 2015, the Nominating and Corporate Governance Committee, reviewed and approved the transactions reported above.

VOTING SECURITIES AND PRINCIPAL HOLDERS
The table below sets forth information with respect to any person who is known to the Company as of March 16, 2015 to be the beneficial owner of more than five percent of the Company's Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
FMR LLC, Edward C. Johnson, 3d and Abigail P. Johnson	31,620,319	(1)	15.2%
245 Summer Street Boston, Massachusetts 02210

BlackRock, Inc.	12,407,862	(2)	6.0%
40 East 52nd Street New York, NY 10022

The Vanguard Group	11,868,584	(3)	5.7%
100 Vanguard Blvd Malvern, PA 19355

EdgePoint Investment Group, Inc., Cymbria Corporation, EdgePoint Global Growth & Income Portfolio, EdgePoint Global Portfolio, and St. Jame's Place Global Equity Unit Trust	11,744,283	(4)	5.7%
150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9 Canada

Iridian Asset Management LLC, David L. Cohen and Harold J. Levy	10,484,630	(5)	5.0%
276 Post Road West Westport, CT 06880-4704
____________

(1)
Based on a filing made by the named company on February 13, 2015, which reported sole voting power for 4,930,209 shares, shared voting power for no shares, sole investment power for 31,620,319 shares and shared investment power for no shares.

(2)
Based on a filing made by the named company on January 30, 2015, which reported sole voting power for 11,715,991 shares, shared voting power for no shares, sole investment power for 12,407,862 shares and shared investment power for no shares.

(3)
Based on a filing made by the named company on February 11, 2015, which reported sole voting power for 139,895 shares, shared voting power for no shares, sole investment power for 11,745,689 shares, and shared investment power for 122,895 shares.

(4)
Based on a filing made by the named company on February 4, 2015, which reported sole voting power for 0 shares, shared voting power for 11,744,283 shares, sole investment power for 0 shares, and shared investment power for 11,744,283 shares.

(5)
Based on a filing made by the named company on January 29, 2015, which reported sole voting power for 0 shares, shared voting power for 10,484,630 shares, sole investment power for 0 shares, and shared investment power for 10,484,630 shares.

The table below sets forth, as of March 16, 2015, the amount of the Company's Common Stock beneficially owned by each Named Executive Officer, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted. Securities that have been pledged are disclosed in the notes.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Total	Percent of Class
R. L. Waltrip	1,759,790	(1)	579,666	2,339,456	1.1%
Thomas L. Ryan	1,252,145		2,863,698	4,115,843	1.9%
Michael R. Webb	669,085		1,023,299	1,692,384	*
Eric D. Tanzberger	264,539		272,632	537,171	*
Sumner J. Waring, III	329,184		312,733	641,917	*
Alan R. Buckwalter	114,287		—	114,287	*
Anthony L. Coelho	57,086		—	57,086	*
Malcolm Gillis	77,117	(2)	—	77,117	*
Victor L. Lund	177,625		—	177,625	*
John W. Mecom, Jr.	96,000		—	96,000	*
Clifton H. Morris, Jr.	198,227	(3)	—	198,227	*
Ellen Ochoa	—		—	—	*
W. Blair Waltrip	1,701,379	(4)	—	1,701,379	*
Marcus A. Watts	46,600		—	46,600	*
Edward E. Williams	173,292		—	173,292	*
Executive Officers and Directors as a Group (28 persons)	7,450,750		7,075,571	14,526,321	6.9%
____________
* Less than one percent

(1)
Includes 468,384 shares held in trusts under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers; Mr. R.L. Waltrip disclaims beneficial ownership of such shares. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (4). Also includes 460,133 shares held by trusts of which Mr. R. L. Waltrip is the trustee having sole voting and investment powers.

(2)	Includes 23,851 shares owned by Dr. Gillis's wife.

(3)	Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(4)
Includes 468,384 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 117,982 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (1). Also includes 69,400 shares held by a charitable foundation of which Mr. W. Blair Waltrip is President.

REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance and the performance of the Company's internal audit function. The Audit Committee's functions are detailed in the section entitled “Board of Directors - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on the SCI's home page, www.sci-corp.com, and is also available in print to any shareholder who requests it.
Each member of the Audit Committee is independent and financially literate, as defined by the New York Stock Exchange rules, and is limited to serving on no more than three audit committees of public companies. The Board of Directors has appointed, and the Audit Committee has acknowledged, Mr. Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.
The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board's Auditing Standard 16 (Communication with Audit Committees). The Audit Committee has also received the written disclosures in the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's independence, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has also reviewed the independence of the independent registered public accounting firm considering the compatibility of non-audit services with maintaining their independence from the Company. Based on the preceding review and discussions contained in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE:
Victor L. Lund, Chair
Alan R. Buckwalter, III
Malcolm Gillis
Clifton H. Morris

PROPOSAL 2
PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has recommended PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. PricewaterhouseCoopers and its predecessors have audited the Company's accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions at such meeting. The Audit Committee wishes to submit the selection of PricewaterhouseCoopers for shareholders' approval at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting will be required for approval of this proposal.
Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. All of the fees set forth below were pre-approved by the Audit Committee.
Audit Fees
Fees for audit services were $6,081,000 in 2014 and $5,480,980 in 2013, including fees associated with the annual audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the reviews of the Company's quarterly reports on Form 10-Q, and fees related to statutory audits.
Audit- Related Fees
Fees for audit-related services totaled $260,000 in 2014 and $198,706 in 2013. The audit-related services in 2014 and 2013 were primarily related to an effectiveness review of certain processes and related controls.
Tax
Fees for tax services, including tax compliance, tax advice and tax planning, were $356,673 in 2014 and $953,873 in 2013. Fees for tax services in 2014 and 2013 were primarily for assistance in international corporate restructuring.
All Other Fees
Fees for all other services not described above were approximately $3,600 in 2014 and $3,600 in 2013. Amounts for both years were for research database licensing fees.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to SEC rules, we are asking shareholders to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material contained in our Proxy Statement.”
The compensation of our executive officers is based on a program that ties a substantial percentage of an executive's compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and therefore the compensation awarded to Named Executive Officers under the current program, fulfills this objective.
Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. For additional discussion of our focus on performance, see the “Compensation Highlights” on page 23.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company's compensation program. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company's common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes are not counted.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL 4
PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS
The Board of Directors is submitting proposed amendments to Article Twelve, Section 1(b) of our Restated Articles of Incorporation (the “Articles of Incorporation”) and Article II, Section 1(b) of our Bylaws (the “Bylaws”) to phase out the classified structure of our Board of Directors so that, once the amendments are fully effective, all directors will be elected annually. Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. If the proposed amendments to the Articles of Incorporation and Bylaws are approved, directors will be elected to one-year terms of office starting at the 2016 Annual Meeting of Shareholders. Directors elected at the 2015 Annual Meeting of Shareholders will be elected to three-year terms expiring at the annual meeting in 2018, except that one director will be elected for a one-year term expiring at the annual meeting in 2016. Directors currently serving terms that expire at the 2016 and 2017 Annual Meetings of Shareholders will (subject to their earlier resignation or removal) serve the remainder of their respective terms, and thereafter their successors will be elected to one-year terms. From and after the 2018 Annual Meeting of Shareholders, all directors will stand for election annually.
This proposal results from an ongoing review of corporate governance matters by the Nominating and Corporate Governance Committee (the “Committee”) and the Board. In its review, the Committee and the Board considered the advantages of maintaining the classified Board structure in light of SCI’s current circumstances, including that a classified board provides stability and continuity, protects shareholder value, promotes accountability, and furthers director independence. While the Committee and the Board continue to believe that these are important considerations, the Committee and the Board also considered potential advantages of declassification in light of SCI’s current circumstances, including the ability of shareholders to evaluate directors annually. The Committee and the Board also considered the views of our shareholders regarding the classified Board structure, including the support of the holders of a majority of our outstanding Common Stock for the shareholder proposal to declassify the Board presented at our 2014 Annual Meeting of Shareholders. The Committee and the Board also considered that a majority of large U.S. public companies with classified boards have eliminated these structures in recent years in favor of annual director elections.
After carefully considering these factors, including consideration of advice from outside experts, the Committee recommended to the Board the phased elimination of our classified Board structure. Copies of the proposed amendments to our Articles of Incorporation and Bylaws are attached to this Proxy Statement as Annex C and Annex D, respectively. Our Board has approved the amendment to our Articles of Incorporation and recommends that shareholders adopt the amendments to our Articles of Incorporation and Bylaws by voting in favor of this proposal.
Under Article Twelve, Section 1(e) of our Articles of Incorporation and Article VII of our Bylaws, this proposal must be approved by the affirmative vote of the holders of at least four-fifths of the outstanding shares of capital stock of the Company entitled to vote thereon. Accordingly, this proposal will be approved, and the proposed amendments to the Articles of Incorporation and Bylaws adopted, upon the affirmative vote of the holders of 80% percent of our outstanding Common Stock. Abstentions, broker non-votes and failures to vote will have the same effect of an “Against” vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4, TO APPROVE AMENDMENTS TO OUR RESTATED ARTICLES OF INCORPORATION AND OUR BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 5

SHAREHOLDER PROPOSAL REGARDING A SENIOR EXECUTIVE STOCK RETENTION REQUIREMENT

The International Brotherhood of Teamsters on behalf of the Teamsters General Fund, 25 Louisiana Avenue, NW, Washington DC 20001, which represents that the Teamsters General Fund is the beneficial owner of 141 shares of common stock, has given notice that it intends to present the following resolution at the annual meeting.

Resolution Proposed by Shareholder

RESOLVED: Shareholders of Service Corporation International (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, according to last year’s proxy statement, our Company’s share ownership guidelines required the Chief Executive Officer (the “CEO”) to hold 400,000 shares. In comparison, the CEO owns 1,209,836 shares.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/Exec Compensation2009.pdf).

WE URGE SHAREHOLDERS TO VOTE FOR THIS PROPOSAL.

The Board’s Statement in Opposition
The Board of Directors has carefully considered the proposal and has determined that it is not in the best interests of the Company or its shareholders. Accordingly, our Board unanimously recommends that you vote AGAINST Proposal 5.
The Board of Directors agrees with the proponent that equity ownership by executive officers helps align the long-term interests of our senior executives and shareholders. We believe, however, that stock ownership and compensation programs should balance the objective of aligning the long-term interests of executives and shareholders with the need to permit executives and shareholders reasonable latitude to manage their personal financial affairs. As described further below, the Board believes that our stock ownership guidelines, together with our performance-based compensation plans and policies, successfully strike this balance, making the adoption of the current proposal unnecessary. Indeed, the inflexible anti-diversification mandate inherent in this proposal could be harmful in several respects, and put us at a significant competitive disadvantage for attracting and retaining executive officers.
We already have stock ownership requirements and our Named Executive Officers’ stock ownership well exceeds these requirements.
Our executives are already subject to share ownership requirements. Our stock ownership guidelines (which are discussed further in “Compensation Discussion and Analysis - Stock Ownership Guidelines”) require significant stock ownership for all of our executives. All of our Named Executive Officers own SCI stock at levels in excess of these requirements. For instance, our CEO currently holds stock in an amount equal to over 3 times the amount set forth in his stock ownership guidelines. We believe that our existing stock ownership guidelines already accomplish the proponent’s expressed purpose of aligning executive and shareholder interests through meaningful long-term equity ownership.
Our compensation program aligns long-term interests of executives and shareholders.
Our compensation plans and policies are designed to further align the long-term interests of our executives and shareholders. The compensation of our executive officers is based on a program that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top senior executive talent while, at the same time, creating a close relationship between performance and compensation. Accordingly, we believe our compensation plans and policies, together with our existing stock ownership requirements, achieve the central objective of this shareholder proposal.
We already have prohibitions against hedging.
The Board has also adopted a broad prohibition against hedging transactions. The proponent’s proposal implies either that SCI does not have this type of policy or that it should adopt an unnecessarily redundant policy. In fact, the Board’s policy prohibits all executives from engaging in hedging transactions involving SCI securities and pledging SCI common stock. Therefore, the adoption of the proposal for the purpose of implementing restrictions on hedging is not necessary as this restriction is already in place and applicable to all shares owned by SCI executives whether obtained through equity compensation plans or otherwise.

Adoption of the proponent’s proposal could be harmful and put us at a competitive disadvantage.
Adoption of the proponent’s proposal could be harmful in several respects. While recognizing that our executive officers must have a meaningful equity stake in our Company, the Board also believes that it is important that we not place undue hardships on our executive officers and impair their ability to prudently manage their personal financial affairs, including with respect to estate planning, portfolio diversification and charitable giving. The adoption of this policy would limit our executive officers’ abilities to do so. Furthermore, these rigid restrictions could in certain circumstances incentivize senior executives to resign in order to realize the value of their prior service. We believe that the type of retention policy described in this proposal is uncommon and that the adoption of this proposal would put us at a competitive disadvantage relative to our peers who do not have such restrictions.
Excessively concentrated share ownership may encourage suboptimal risk-taking.
Our Board is concerned that requiring executive officers to hold at least 75 percent of net after-tax shares acquired through our equity compensation programs prior to retirement or departure would likely result in our executive officers holding a disproportionate concentration of their assets in SCI relative to their total personal assets. This could tend to influence executive decisionmaking and, in certain circumstances, could encourage our senior executives to cause the Company to assume excessive risk or to be excessively risk averse, to the detriment of the Company and its shareholders.
Our Compensation Committee is best suited to formulate compensation for long-term success.
We believe that our Compensation Committee of independent directors is best suited to formulate executive compensation principles and practices that discourage excessive risk-taking and promote long-term, sustainable value creation, and that it should have the flexibility to structure effective and competitive compensation policies and programs. We believe that our current mix of ownership guidelines, compensation practices and policies appropriately align the long-term interests of management and the shareholders, while also permitting our executives to prudently manage their own affairs.
For all these reasons, our Board believes this proposal is unnecessary and undesirable, and contrary to your best interests.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING A SENIOR EXECUTIVE STOCK RETENTION REQUIREMENT

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2014 were timely filed.
Proxy Solicitation
In addition to solicitation by mail or internet, further solicitation of proxies may be made by mail, facsimile, telephone or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefore, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Submission of Shareholder Proposals
Any proposal to be presented by a shareholder at the Company's 2016 Annual Meeting of Shareholders must be received by the Company by December 2, 2015, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.
Pursuant to the Company's Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company's 2016 Annual Meeting of Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than January 14, 2016 and no later than February 3, 2016. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign and return the enclosed proxy in the enclosed business reply envelope. Thank you.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
April 1, 2015

Annex A

NON-GAAP FINANCIAL MEASURE
Diluted earnings per share from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between years and better reflects the performance of our core operations, as it is not influenced by certain income or expense items not affecting continuing operations. We also believe this measure helps facilitate comparisons to our competitors' operating results.
Set forth below is a reconciliation of our GAAP diluted earnings per share to diluted earnings per share from continuing operations excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In Millions, except diluted EPS)	Twelve Months Ended December 31,

	2014		2013

	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$172.5	$0.81	$147.3	$0.68
After-tax reconciling items:
Impact of losses on divestitures and impairment charges, net	3.2	0.01	4.5	0.02
System and process transition costs	5.7	0.03	5.3	0.02
Stewart acquisition and transition costs	27.2	0.13	33.2	0.16
Losses (gains) on early extinguishment of debt, net	18.0	0.08	(0.3)	—
Legal defense fees and other matters	7.3	0.03	7.4	0.04
Tax reserve adjustments	3.1	0.02	1.5	—
Earnings from continuing operations and diluted earnings per share excluding special items	$237.0	$1.11	$198.9	$0.92

Diluted weighted average shares outstanding (in thousands)		214,200		216,014

A-1

Annex B

2014 Reference Group

ACCO BRANDS CORP
ADT CORP (THE)
AEGION CORP
AGL RESOURCES INC
ALLIANT ENERGY CORP
AMERICAN AXLE & MFG HOLDINGS
AMERICAN FINANCIAL GROUP INC
ANN INC
ARMSTRONG WORLD INDUSTRIES
ASPEN INSURANCE HOLDINGS LTD
BABCOCK & WILCOX CO
BARD (C.R.) INC
BARNES GROUP INC
BEAM INC
BELK INC
BLOCK H & R INC
BLOOMIN' BRANDS INC
BOISE INC
BON-TON STORES INC
BRADY CORP
BROADRIDGE FINANCIAL SOLUTNS
BROWN-FORMAN -CL B
BRUNSWICK CORP
BUCKEYE PARTNERS LP
BUFFALO WILD WINGS INC
CADENCE DESIGN SYSTEMS INC
CAREER EDUCATION CORP
CARTER'S INC
CHART INDUSTRIES INC
CHEESECAKE FACTORY INC
CHIPOTLE MEXICAN GRILL INC
CHIQUITA BRANDS INTL INC
CHURCH & DWIGHT INC
CIENA CORP
CIMAREX ENERGY CO
CITRIX SYSTEMS INC
CNO FINANCIAL GROUP INC
COACH INC
COLUMBIA SPORTSWEAR CO
COTT CORP QUE
CROSSTEX ENERGY INC
CUBIC CORP
CURTISS-WRIGHT CORP
DELUXE CORP
DONALDSON CO INC
DST SYSTEMS INC
DUKE REALTY CORP
E TRADE FINANCIAL CORP
ECHOSTAR CORP
EDWARDS LIFESCIENCES CORP
ENERGIZER HOLDINGS INC

EQUIFAX INC
EQUINIX INC
EXPEDIA INC
F5 NETWORKS INC
FIFTH & PACIFIC COS INC
FISERV INC
FLOWSERVE CORP
FORTUNE BRANDS HOME & SECUR
FOSTER WHEELER AG
FULLER (H. B.) CO
GARDNER DENVER INC
GARTNER INC
GATX CORP
GLOBAL PAYMENTS INC
GRACO INC
GRANITE CONSTRUCTION INC
GRAPHIC PACKAGING HOLDING CO
HANESBRANDS INC
HILLSHIRE BRANDS CO
HUBBELL INC -CL B
HUNTINGTON BANCSHARES
HYATT HOTELS CORP
IDEX CORP
INTEGRYS ENERGY GROUP INC
INTUIT INC
IRON MOUNTAIN INC
JACK IN THE BOX INC
JONES LANG LASALLE INC
LEGGETT & PLATT INC
LENNAR CORP
LENNOX INTERNATIONAL INC
LINEAR TECHNOLOGY CORP
LORILLARD INC
LPL FINANCIAL HOLDINGS INC
MAGELLAN MIDSTREAM PRTNRS LP
MARTIN MARIETTA MATERIALS
MCCORMICK & CO INC
MEAD JOHNSON NUTRITION CO
MEDNAX INC
MENTOR GRAPHICS CORP
MERITOR INC
MILLER (HERMAN) INC
MOLSON COORS BREWING CO
NATIONAL INSTRUMENTS CORP
NEWMARKET CORP
NVIDIA CORP
OGE ENERGY CORP
OIL STATES INTL INC
OLIN CORP

OMNOVA SOLUTIONS INC
PACKAGING CORP OF AMERICA
PANERA BREAD CO
PAPA JOHNS INTERNATIONAL INC
PAYCHEX INC
PENTAIR LTD
PEOPLE'S UNITED FINL INC
PIER 1 IMPORTS INC/DE
PINNACLE WEST CAPITAL CORP
PITNEY BOWES INC
POLARIS INDUSTRIES INC
POLYONE CORP
PROTECTIVE LIFE CORP
QEP RESOURCES INC
QUAD/GRAPHICS INC
QUESTAR CORP
RED HAT INC
RENT-A-CENTER INC
REVLON INC -CL A
ROCKWELL COLLINS INC
RUBY TUESDAY INC
SALESFORCE.COM INC
SCANA CORP
SMITH (A O) CORP
SNAP-ON INC
SONOCO PRODUCTS CO
STANCORP FINANCIAL GROUP INC
STARWOOD HOTELS&RESORTS WRLD
STEELCASE INC
TERADATA CORP
TEXAS ROADHOUSE INC
TIBCO SOFTWARE INC
TORO CO
UIL HOLDINGS CORP
VALMONT INDUSTRIES INC
VALSPAR CORP
VIAD CORP
VULCAN MATERIALS CO
WATERS CORP
WENDY'S CO
WGL HOLDINGS INC
WILLIAMS-SONOMA INC
WOODWARD INC
WPX ENERGY INC
WYNDHAM WORLDWIDE CORP
XYLEM INC
ZALE CORP

B-1

Annex C

PROPOSED AMENDMENT TO SERVICE CORPORATION INTERNATIONAL’S
RESTATED ARTICLES OF INCORPORATION

If approved, the Restated Articles of Incorporation would be amended by deleting all of Article Twelve, Section 1(b) and inserting in lieu thereof the following:

“Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Article IV hereof, at each Annual Meeting of Shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; provided, that any director elected for a longer term before the 2016 Annual Meeting of Shareholders shall hold office for the entire term for which he or she was originally elected and until his or her successor has been elected and qualified.”

C-1

Annex D

PROPOSED AMENDMENT TO SERVICE CORPORATION INTERNATIONAL’S
BYLAWS

If approved, the Bylaws would be amended by deleting all of Article II, Section 1(b) and inserting in lieu thereof the following:

“Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Article IV of the Restated Articles of Incorporation of the corporation, at each Annual Meeting of Shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; provided, that any director elected for a longer term before the 2016 Annual Meeting of Shareholders shall hold office for the entire term for which he or she was originally elected and until his or her successor has been elected and qualified.”

D-1

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

SERVICE CORPORATION INTERNATIONAL ATTN: INVESTOR RELATIONS 1929 ALLEN PARKWAY HOUSTON, TX 77019
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote			All	All	Except
FOR the following:			☐	☐	☐
1	Election of Directors
Nominees

01	Ellen Ochoa	02	R.L. Waltrip		03	Anthony L. Coelho	04	Marcus A. Watts	05	Edward E. Williams

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.									For	Against	Abstain

2	To approve the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015.								☐	☐	☐

3	To approve, by advisory vote, named executive officer compensation.								☐	☐	☐

4	To approve the proposal to declassify the Board of Directors.								☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5.

5	To approve the shareholder proposal regarding a senior executive stock retention requirement.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

SERVICE CORPORATION INTERNATIONAL PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For The Annual Meeting of Shareholders May 13, 2015

The undersigned hereby appoints Thomas L. Ryan, Gregory T. Sangalis and Eric D. Tanzberger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 9:00 a.m. Central Time on May 13, 2015, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors, FOR approval of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, FOR approval by advisory vote of named executive officer compensation, FOR the proposal to declassify the Board of Directors, and AGAINST the shareholder proposal regarding a senior executive stock retention requirement.

Continued and to be signed on reverse side